UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Helix Energy Solutions Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HELIX ENERGY SOLUTIONS GROUP, INC.

400 North Sam Houston Parkway East

Houston, Texas 77060

Telephone: (281) 618-0400

March 28, 2013

Dear Shareholder:

You are cordially invited to join us for our 2013 Annual Meeting of Shareholders to be held on Tuesday, May 7, 2013 at 10:00 a.m. at The Greenspoint Club in the Oak Room, 16925 Northchase Drive, Houston, Texas 77060. Beginning at 9:30 a.m., employees and officers will be available to provide information about 2012 developments.

The materials following this letter include the formal Notice of Annual Meeting of Shareholders and the proxy statement. The proxy statement describes the business to be conducted at the meeting, including the election of three directors; the approval on a non-binding advisory basis of the 2012 compensation of our named executive officers; and the ratification of the appointment of Ernst & Young LLP as our independent auditors for the 2013 fiscal year. At the meeting, we will also report on industry matters of current interest to our shareholders, and you will have an opportunity to meet with some of our directors and officers.

We have elected to furnish proxy materials to our shareholders on the Internet pursuant to rules adopted by the Securities and Exchange Commission. We believe these rules enable us to provide you with the information you need, while making delivery more efficient, more cost effective and more environmentally friendly. In accordance with these rules, we have sent a Notice of Availability of Proxy Materials to each of our shareholders.

Whether you own a few or many shares of our stock, it is important that your shares be represented. Regardless of whether you plan to attend the meeting in person, please take a moment now to vote your proxy over the Internet, by telephone, or, if this statement was mailed to you, by completing and signing the enclosed proxy card and promptly returning it in the envelope provided. The Notice of Annual Meeting of Shareholders on the inside cover of this proxy statement includes instructions on how to vote your shares.

The officers and directors of Helix appreciate and encourage shareholder participation. We look forward to seeing you at the annual meeting.

Sincerely,

Owen Kratz
President and Chief Executive Officer

HELIX ENERGY SOLUTIONS GROUP, INC.

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

DATE:	Tuesday, May 7, 2013

TIME:	10:00 a.m. Central Daylight Time (Houston Time)

PLACE:	The Greenspoint Club The Oak Room 16925 Northchase Drive Houston, Texas 77060

ITEMS OF BUSINESS:	1. To elect three Class I directors to serve a three-year term expiring on the later of the Annual Meeting of Shareholders in 2016 or a successor being elected and qualified.
2. To approve, on a non-binding advisory basis, the 2012 compensation of our named executive officers.
3. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.
4. To consider any other business that may properly be considered at the Annual Meeting or any adjournment thereof.

RECORD DATE:	You may vote at the Annual Meeting if you were a holder of record of our common stock at the close of business on March 11, 2013.

VOTING BY PROXY:	In order to avoid additional solicitation expense to us, please vote your proxy as soon as possible, even if you plan to attend the meeting. Shareholders of record can vote by one of the following methods:

1. Call 1-800-560-1965 to vote by telephone anytime up to 12:00 noon Central Daylight Time on May 6, 2013; OR
2. GO TO THE WEBSITE: www.eproxy.com/hlx to vote over the Internet anytime up to 12:00 noon Central Daylight Time on May 6, 2013; OR

3. IF PRINTED PROXY MATERIALS WERE MAILED TO YOU, MARK, SIGN, DATE AND RETURN your proxy card in the enclosed postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

INTERNET AVAILABILITY OF PROXY MATERIALS:	The proxy statement and 2012 Annual Report to shareholders are also available at www.HelixESG.com/annualmeeting.

By Order of the Board of Directors,

Alisa B. Johnson
Corporate Secretary

March 28, 2013

YOUR VOTE IS IMPORTANT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 7, 2013

The Company’s proxy statement and 2012 Annual Report to shareholders (including our Annual Report on Form 10-K) for the fiscal year ended December 31, 2012 are also available at www.HelixESG.com/annualmeeting.

HELIX ENERGY SOLUTIONS GROUP, INC.

400 North Sam Houston Parkway East

Houston, Texas 77060

Telephone: (281) 618-0400

PROXY STATEMENT

Annual Meeting of Shareholders

May 7, 2013

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors of Helix Energy Solutions Group, Inc., a Minnesota corporation that is referred to herein as “Helix,” the “Company,” “we,” “us,” or “our,” is soliciting your proxy to vote at the 2013 Annual Meeting of Shareholders on May 7, 2013. This proxy statement contains information about the items being voted on at the Annual Meeting and information about Helix. Please read it carefully.

The Annual Meeting will be held at The Greenspoint Club in the Oak Room, 16925 Northchase Drive, Houston, Texas 77060. The Board of Directors of Helix has set March 11, 2013 as the record date for the Annual Meeting. There were 106,763,385 shares of Helix’s common stock outstanding on the record date. If you attend the Annual Meeting, please note that you may be asked to present valid picture identification. Cameras, recording devices and other electronic devices may not be permitted at the meeting other than those operated by Helix or its designees.

As permitted by the Securities and Exchange Commission (SEC) rules, we are making this proxy statement and our annual report available to our shareholders electronically via the Internet. On or about March 20, 2013, we intend to mail to our shareholders a Notice of Internet Availability of Proxy Materials (Notice). The Notice contains instructions on how to vote online, or in the alternative, request a paper copy of the proxy materials and a proxy card. By providing the Notice and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our Annual Meeting.

ABOUT THE ANNUAL MEETING

Why am I receiving these materials?

We are providing these proxy materials to you in connection with our Annual Meeting of Shareholders, to be held on Tuesday, May 7, 2013 at 10:00 a.m. at The Greenspoint Club in the Oak Room, 16925 Northchase Drive, Houston, Texas 77060, and all reconvened meetings after adjournments thereof. As a shareholder of the Company, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement.

What proposals will be voted on at the Annual Meeting?

Three matters are currently scheduled to be voted on at the Annual Meeting.

•

First is the election of three Class I directors to our board, to serve a three-year term expiring at the Annual Meeting of shareholders in 2016 or the date on which a successor is elected and qualified.

•	Second is the approval, on a non-binding advisory basis, of the 2012 compensation of our named executive officers.

•	Third is the ratification of the selection by our Audit Committee of the board of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

Although we do not expect any other items of business, we will also consider other business that properly comes before the meeting in accordance with Minnesota law and our By-laws. The chairman of the Annual Meeting may refuse to allow the presentation of a proposal or a nomination for the board from the floor of the Annual Meeting if the proposal or nomination was not properly submitted.

Who may vote at the Annual Meeting?

The board has set March 11, 2013 as the record date for the Annual Meeting. Owners of Helix common stock whose shares are recorded directly in their name in our stock register (shareholders of record) at the close of business on March 11, 2013 may vote their shares on the matters to be acted upon at the meeting. Shareholders who hold shares of our common stock in “street name,” that is, through an account with a broker, bank or other nominee, as of March 11, 2013 may direct the holder of record how to vote their shares at the meeting by following the instructions for this purpose that such shareholders receive from the holder of record. You are entitled to one vote on each of the matters presented at the meeting for each share of common stock you held on the record date.

How does the board recommend that I vote?

Our board unanimously recommends that you vote your shares:

•	“FOR” each of the director nominees identified in this proxy statement;

•	“FOR” the approval, on a non-binding advisory basis, of the 2012 compensation of our named executive officers; and

•	“FOR” the ratification of Ernst & Young LLP as our independent auditors.

If I received a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the proxy materials, why was that the case?

We are using the “notice and access” process permitted by the SEC to distribute proxy materials to certain shareholders. This process allows us to post proxy materials on a designated website and notify shareholders of the availability of the proxy materials on that website. Thus, for most shareholders, we are furnishing proxy materials, including this proxy statement and our 2012 Annual Report, by providing access to such documents on the Internet instead of mailing paper copies.

The Notice, which is being mailed to most of our shareholders, describes how to access and review all of the proxy materials on the Internet. The Notice also describes how to vote via the Internet. If you would like to receive a paper copy by mail or an electronic copy by e-mail of our proxy materials, you should follow the instructions in the Notice for requesting such materials. Your request to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact on the environment.

Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

No. The Notice identifies the matters to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it.

How do I vote my shares?

You may either vote your shares in person at the Annual Meeting or designate another person to vote the shares you own. That other person is called a “proxy,” and you may vote your shares by means of a proxy using one of the following methods of voting if you are a shareholder of record:

•	Electronically using the Internet,
•	By telephone, or
•	If this proxy statement was mailed to you, by signing and dating the enclosed proxy card and returning it in the prepaid envelope.

The instructions for these three methods are set forth on the Notice which immediately follows the cover page of this proxy statement and also on the proxy card. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted as recommended by the board. The giving of such proxy does not affect your right to vote in person if you attend the meeting.

Am I a shareholder of record?

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services (Well Fargo), you are considered a shareholder of record with respect to those shares and the Notice is being sent directly to you by Wells Fargo. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy. To vote your shares at the Annual Meeting you should bring proof of identification. Whether or not you plan to attend the Annual Meeting, we urge you to vote via the Internet, by telephone, or by completing, signing and returning the proxy card.

Beneficial Owner. If, however, like most shareholders of the Company, you hold your shares in “street name” through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares, and the Notice is being forwarded to you by the recordholder. If you are a beneficial owner, you may appoint proxies and vote as provided by that bank, broker or nominee. The availability of telephone or internet voting will depend upon the voting process of the broker, bank or other nominee. You should follow the voting directions provided by your broker, bank or nominee. If you provide specific voting instructions in accordance with the directions provided by your broker, bank or nominee, your shares will be voted by such party as you have directed. The organization that holds your shares, however, is considered the shareholder of record for purposes of voting at the Annual Meeting. Accordingly, you may vote shares held in street name at the Annual Meeting only if you obtain a signed “legal proxy” from the record holder (broker, bank or other nominee) giving you the right to vote the shares and you provide an account statement or letter from such nominee showing that you were the beneficial owner of the shares on the record date. If your shares are not registered in your name and you plan to attend the Annual Meeting and vote your shares in person, you should contact your broker, bank or other nominee in whose name your shares are registered to obtain a proxy executed in your favor and bring it to the Annual Meeting.

May I change my vote?

Yes, if you are a shareholder of record, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to the Corporate Secretary of Helix,
•	submitting a properly signed proxy card with a later date, or
•	voting in person at the Annual Meeting.

If you hold shares in street name, you must follow the procedures required by the holder of record, either your broker, bank or other nominee, to revoke or change a proxy. You should contact the shareholder of record directly for more information on these procedures.

What is a quorum?

A majority of Helix’s outstanding common shares as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the Annual Meeting if a shareholder:

•	is present in person at the Annual Meeting; or
•	has properly submitted a proxy (either by written proxy card or by voting on the Internet or by telephone).

Proxies received but marked as abstentions or withholding authority, if any, and broker non-votes, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

What are broker non-votes and abstentions?

If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee, then the broker, bank or other nominee, as shareholder of record, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, bank or other nominee, then it will have discretion to vote the shares with respect to “routine” matters, such as the ratification of the selection of an independent registered public accounting firm, but will not be permitted to vote with respect to “non-routine” matters, such as the election of directors, and the approval, on a non-binding advisory basis, of the 2012 compensation of our named executive officers. Accordingly, if you do not instruct your broker, bank or other nominee on how to vote your shares with respect to these non-routine matters, your shares will be broker non-votes with respect to those proposals.

An abstention is a decision by a shareholder to take a neutral position on a proposal being submitted to shareholders at a meeting. Taking a neutral position through an abstention is considered a vote cast on a proposal being submitted at a meeting.

How many shares can vote?

On the record date, there were 106,763,385 shares of Helix common stock outstanding and entitled to vote at the meeting held by approximately 32,779 beneficial owners. These are the only securities entitled to vote. Each holder of a share of common stock is entitled to one vote for each share held.

What happens if additional matters are presented at the Annual Meeting?

Other than the election of three Class I directors, an advisory, non-binding resolution to approve the 2012 compensation of our named executive officers, and the ratification of the appointment of Ernst & Young LLP as our independent auditors for the 2013 fiscal year, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Minnesota law and our By-laws.

How many votes are required to approve each proposal?

Proposal No. 1.    The election of each director nominee requires the affirmative “FOR” vote of a plurality of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. Assuming that a quorum is present at the Annual Meeting, the three directors receiving the greatest number of votes cast by the holders of common stock entitled to vote on the matter will be elected as directors. As a result, if you “WITHHOLD AUTHORITY” to vote for a nominee, your vote will not be counted in determining the outcome of the election of directors.

Proposal No. 2.    The approval of the 2012 compensation of our named executive officers is advisory and non-binding. However, the board will consider shareholders to have approved our executive compensation if the number of the votes cast “FOR” that proposal exceeds the number votes cast “AGAINST” that proposal.

Proposal No. 3.    The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 requires the affirmative “FOR” vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the proposal.

Any other proposal being voted on requires the affirmative “FOR” vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote on that proposal.

What if I don’t give specific voting instructions?

Shareholders of Record. If you are the shareholder of record and you return a signed proxy card but do not indicate how you wish to vote, then your shares will be voted in accordance with the recommendations of the board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the Annual Meeting. If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions.

Beneficial Owners. If you are a beneficial owner and hold your shares in street name and do not provide your stockbroker, bank or other nominee with voting instructions, the stockbroker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on “routine” matters, such as the ratification of the selection of an independent registered public accounting firm, but do not have discretion to vote on “non-routine” matters, such as the election of directors, and the approval, on a non-binding advisory basis, of the compensation of our named executive officers; (each, a broker non-vote).

Broker non-votes and abstentions are included in determining the number of shares present for the purpose of determining whether a quorum exists at the Annual Meeting. Abstentions will have no effect on the election of directors. Abstentions will be treated as being present and entitled to vote on the other proposals presented at the Annual Meeting and, therefore, will have the effect of votes against any such proposals. Shares subject to broker non-votes will not be considered entitled to vote with respect to the applicable proposals, and will not affect the outcome on those proposals (including the election of directors).

Your vote is especially important. If your shares are held by a stockbroker, bank or other nominee, your broker, bank or other nominee cannot vote your shares for the election of directors and the approval, on a non-binding advisory basis, of the 2012 compensation of our named executive officers unless you provide voting instructions. Therefore, please promptly instruct your broker regarding how to vote your shares regarding these matters.

Is my vote confidential?

Proxy cards, proxies delivered by Internet or telephone, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to an independent inspector of election and handled in a manner that protects your voting privacy. The independent inspector of election will count the votes.

How do I get to the Annual Meeting of Shareholders?

A map is provided on the back of this proxy statement for your convenience or at www.HelixESG.com under Investor Relations tab and by clicking Annual Meeting.

May shareholders ask questions at the Annual Meeting?

Yes. During the Annual Meeting shareholders may ask questions or make remarks directly related to the matters being voted on. In order to ensure an orderly meeting, we ask that shareholders direct questions and comments to the Chairman. In order to provide this opportunity to every shareholder who wishes to speak, the Chairman may limit each shareholder’s remarks to two minutes. In addition, beginning at 9:30 a.m., our employees and officers will be available to provide information about 2012 developments and to answer questions of more general interest regarding the Company.

What does it mean if I receive more than one proxy card?

It means you hold shares registered in more than one account. To ensure that all your shares are voted, please follow the instructions and vote the shares represented by each such card. To avoid this situation in the future, we encourage you to have all accounts registered in the same name and address whenever possible. For shares held directly by you, you can do this by contacting our transfer agent Wells Fargo at 1 (800) 468-9716.

Who will count the votes?

We have hired a third party, Wells Fargo, to judge the voting, be responsible for determining whether or not a quorum is present, and tabulate votes cast by proxy or in person at the Annual Meeting.

Who will bear the cost for soliciting votes for the meeting?

We will bear all expenses in conjunction with the solicitation of proxies, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to beneficial owners; provided, however we will not bear any costs related to an individual shareholder’s use of the Internet or telephone to cast their vote. Proxies may be solicited by mail, in person, or by telephone or by facsimile by certain of our officers, directors and regular employees, without extra compensation.

How do I find out the results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting and posted on our website under Investor Relations at www.HelixESG.com. The final voting results will be reported in Current Report on Form 8-K filed in accordance with SEC rules.

Whom should I call with other questions?

If you have additional questions about this proxy statement or the meeting, or would like additional copies of this document or our 2012 Annual Report to Shareholders (including our Annual Report on Form 10-K), please contact: Helix Energy Solutions Group, Inc., Attention: Corporate Secretary, 400 North Sam Houston Parkway East, Suite 400, Houston, Texas 77060, telephone: (281) 618-0400.

How may I communicate with the Company’s Board of Directors?

Shareholders may send communications in care of the Corporate Secretary, Helix Energy Solutions Group, Inc., 400 North Sam Houston Parkway East, Suite 400, Houston, Texas 77060. Please indicate whether your message is for the Board of Directors as a whole, or a particular group or committee of directors, or an individual director.

When are the shareholder proposals for the 2014 Annual Meeting of Shareholders due?

All shareholder proposals must be submitted in writing to General Counsel and Corporate Secretary, Helix Energy Solutions Group, Inc., 400 North Sam Houston Parkway East, Suite 400, Houston, Texas 77060. Any shareholder who intends to present a proposal at the 2014 Annual Meeting of Shareholders must deliver the proposal to us so that it is received no later than November 28, 2013, to have the proposal included in our proxy materials for that meeting. Shareholder proposals must also meet other requirements of the Securities Exchange Act of 1934, as amended (Exchange Act), to be eligible for inclusion. In addition, our By-laws permit shareholders to propose business to be considered and to nominate directors for election by the shareholders. To propose business or to nominate a director, the shareholder must deliver a notice to the Corporate Secretary prior to February 5, 2014 setting forth the name of the nominee and all information required to be disclosed in solicitations of proxies or otherwise required pursuant to Regulation 14A under the Exchange Act together with such person’s written consent to serve as a director if elected.

PROPOSAL 1: ELECTION OF DIRECTORS

Three directors are to be elected at the 2013 Annual Meeting. The board has nominated three incumbent directors: Owen Kratz, John V. Lovoi and Jan Rask to stand for re-election as Class I directors to the board to serve a three-year term until the 2016 annual meeting or, if at a later date, until their successors are elected and qualified. Messrs. Kratz, Lovoi and Rask are currently serving as Class I directors.

The nominees have agreed to be named in this proxy statement and have indicated a willingness to continue to serve if elected. The Corporate Governance and Nominating Committee of the board has determined that each of the nominees qualifies for election under its criteria for the evaluation of directors and nominated the candidates for election. If the nominees become unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the board, unless a contrary instruction is indicated on the proxy card. The board has no reason to believe that any of the nominees will become unavailable. The board has affirmatively determined that each of the nominees qualifies as “independent” as that term is defined under NYSE Rule 303A and applicable rules promulgated by the SEC, with the exception of Mr. Kratz who is employed by the Company as its President and Chief Executive Officer.

Unless otherwise instructed, the persons named as proxies will vote all proxies received FOR the election of each person named as nominee below as a Class I director for a term of three years, until the annual meeting of shareholders to be held in 2016 or, if at a later date, until their respective successor is elected and qualified. There is no cumulative voting in the election of directors and the Class I directors will be elected by a plurality of the votes cast at the Annual Meeting.

In the section below, we provide the name and biographical information about each of the Class I nominees and each other member of the board. Age and other information in the director’s biographical information are as of March 11, 2013. Information about the number of shares of Common Stock beneficially owned by each director as of March 11, 2013 appears below under the heading “Share Ownership Information – Management Shareholdings” on pages 26-27.

There are no family relationships among any of our directors, nominees for director or executive officers.

Board of Directors Recommendation

The board recommends that you vote “FOR” the nominees to the Board of Directors set forth in this Proposal 1.

Vote Required

Election of each director requires the affirmative vote of a plurality of the shares of common stock present or represented and entitled to vote at the Annual Meeting. This means the director receiving the greatest number of votes cast by the holders of common stock entitled to vote on the matter will be elected as director.

Information about Nominees for Class I Directors

Nominees for Class I Directors Three – Year Term Expiring in 2016:

Owen Kratz	Director since 1990
Chairman of the Board, President and Chief Executive Officer	age 58
Helix Energy Solutions Group, Inc.

Mr. Kratz is President and Chief Executive Officer of Helix. He was named Executive Chairman in October 2006 and served in that capacity until February 2008 when he resumed the position of President and Chief Executive Officer. He was appointed Chairman in May 1998 and served as the Company’s Chief Executive Officer from April 1997 until October 2006. Mr. Kratz served as President from 1993 until February 1999, and has served as a Director since 1990. He served as Chief Operating Officer from 1990 through 1997. Mr. Kratz joined Cal Dive International, Inc. (now known as Helix) in 1984 and held various offshore positions, including saturation (SAT) diving supervisor, and management responsibility for client relations, marketing and estimating. From 1982 to 1983, Mr. Kratz was the owner of an independent marine construction company operating in the Bay of Campeche. Prior to 1982, he was a superintendent for Santa Fe and various international diving companies, and a diver in the North Sea. Mr. Kratz has a Bachelor of Science degree from State University of New York (SUNY).

John V. Lovoi	Director since 2003
Principal	age 52
JVL Partners

Mr. Lovoi has served as a director since February 2003. He is a founder and Managing Partner of JVL Partners, a private oil and gas investment partnership. Mr. Lovoi served as head of Morgan Stanley’s global oil and gas investment banking practice from 2000 to 2002 and was a leading oilfield services and equipment research analyst for Morgan Stanley from 1995 to 2000. Prior to joining Morgan Stanley in 1995, he spent two years as a senior financial executive at Baker Hughes and four years as an energy investment banker with Credit Suisse First Boston. Mr. Lovoi also serves as Chairman of the Board of Directors of Dril-Quip, Inc., a provider of offshore drilling and production equipment to the global oil and gas business. Mr. Lovoi graduated from Texas A&M University with a Bachelor of Science degree in chemical engineering and received an M.B.A. from the University of Texas. As a result of these professional experiences, Mr. Lovoi possesses particular financial knowledge and experience in financial matters including capital market transactions, strategic financial planning (including risk assessment), and analysis that strengthen the board’s collective qualifications, skills and experience.

Jan Rask	Director since 2012
Independent Investor	age 57

Mr. Rask has served as a director since August 2012. He has been an independent investor since July 2007. Mr. Rask was President, Chief Executive Officer and Director of TODCO from July 2002 until the acquisition of TODCO by Hercules Offshore, Inc. in July 2007. Mr. Rask was Managing Director, Acquisitions and Special Projects, of Pride International, Inc., a contract drilling company, from September 2001 to July 2002. From July 1996, Mr. Rask was President, Chief Executive Officer and a director of Marine Drilling Companies, Inc., a contract drilling company until the acquisition of Marine Drilling Companies, Inc. by Pride International, Inc. Mr. Rask served as President and Chief Executive Officer of Arethusa (Off-Shore) Limited from May 1993 until the acquisition of Arethusa (Off-Shore) Limited by Diamond Offshore Drilling, Inc. in May 1996. Mr. Rask joined Arethusa (Off-Shore) Limited’s principal operating subsidiary in 1990 as its President and Chief Executive Officer. Mr. Rask holds a Bachelor of Economics and Business Administration from the Stockholm School of Economics and Business Administration. Mr. Rask has worked in the shipping and offshore industry for approximately 33 years and has held a number of positions of progressive responsibility in finance, chartering and operations. Mr. Rask possesses particular knowledge and experience in the offshore oil and gas contract drilling industry. Mr. Rask also has extensive knowledge in international operations, leadership of complex organizations and other aspects of operating a major corporation that strengthen the board’s collective qualifications, skills, and experience.

Information about Continuing Directors

Class III Directors Term Expiring in 2014:

Nancy K. Quinn	Director since 2009
Independent Advisor to the Natural Resources Industry	age 59

Ms. Quinn has served as a director since February 2009. Ms. Quinn has been an independent energy consultant in East Hampton, New York since July 1996. Ms. Quinn provides senior financial and strategic advice, primarily to clients in the energy and natural resources industries. Prior to 2000, Ms. Quinn held a senior advisory role with the Beacon Group, focusing on energy industry private equity opportunities and merger and acquisition transactions. Ms. Quinn gained extensive experience in independent exploration and production, as well as in diversified natural gas and oilfield service sectors, while holding leadership positions at such firms as PaineWebber Incorporated and Kidder, Peabody & Co. Incorporated. Ms. Quinn currently serves as a director and chair of the audit committee of Endeavour International Corporation, an international oil and gas exploration and production company, and serves as a director and chair of the audit committee of Atmos Energy Corporation, a natural gas distribution, intrastate pipeline and marketing company. Ms. Quinn graduated with a Bachelor of Fine Arts degree from Louisiana State University and an M.B.A. from the University of Arkansas. Ms. Quinn has worked in the financial industry for over 25 years, specializing in financial restructuring, strategic advisory and mergers and acquisitions for a broad range of energy and natural resource companies. As a result of these professional experiences, Ms. Quinn possesses particular knowledge and experience in accounting and finance, including experience with capital market transactions and investments. Ms. Quinn also possesses knowledge in strategic planning and capital markets that strengthen the board’s collective qualifications, skills and experience.

William L. Transier	Director since 2000
Chairman of the Board, Chief Executive Officer and President	age 58
Endeavour International Corporation

Mr. Transier has served as a director since October 2000. He is founder, Chief Executive Officer and President, and serves as Chairman of the Board of Endeavour International Corporation, an international oil and gas exploration and production company. He served as Co-Chief Executive Officer of Endeavour from its formation in February 2004 through September 2006. Mr. Transier served as Executive Vice President and Chief Financial Officer of Ocean Energy, Inc. from March 1999 to April 2003, when Ocean Energy merged with Devon Energy Corporation. From September 1998 to March 1999, Mr. Transier served as Executive Vice President and Chief Financial Officer of Seagull Energy Corporation when Seagull Energy merged with Ocean Energy. From May 1996 to September 1998, he served as Senior Vice President and Chief Financial Officer of Seagull Energy Corporation. Previously, Mr. Transier served in various roles including partner from June 1986 to April 1996 in the audit department of KPMG LLP. Mr. Transier graduated from the University of Texas with a B.B.A. in accounting and has an M.B.A. from Regis University. As a result of his professional experiences, Mr. Transier possesses particular knowledge and experience in accounting and disclosure compliance including accounting rules and regulations. Mr. Transier also has extensive knowledge of international operations, the oil and gas industry, leadership of complex organizations and other aspects of operating a major corporation that strengthen the board’s collective qualifications, skills and experience.

Class II Directors Expiring in 2015:

T. William Porter	Director since 2004
Chairman Emeritus	age 71
Porter & Hedges, L.L.P.

Mr. Porter has served as a director since March 2004. He is the Chairman Emeritus and a retired partner of Porter & Hedges, L.L.P., a Houston law firm formed in 1981. He was a founding partner of that firm, and for the 10 years prior to his retirement at the end of 2009, he also served as Chairman of Porter & Hedges. Mr. Porter also serves as a director of Copano Energy L.L.C., a midstream energy company with networks of natural gas gathering and intrastate transmission pipelines in Texas and the mid-continent. Mr. Porter graduated with a B.B.A. in finance from Southern Methodist University in 1963 and received his law degree from Duke University in 1966. As a result of his professional experiences, Mr. Porter possesses particular knowledge and expertise in legal and regulatory matters including public reporting requirements, corporate governance, and other aspects of the operation and administration of business entities that strengthen the board’s collective qualifications, skills and experience.

James A. Watt	Director since 2006
Chief Executive Officer and President	age 63
Dune Energy, Inc.

Mr. Watt has served as a director since July 2006. Mr. Watt has been Chief Executive Officer, President and a director of Dune Energy, Inc., an oil and gas exploration and development company since April 2007. He served as Chairman and Chief Executive Officer of Maverick Oil and Gas, Inc., an independent oil and gas exploration and production company from August 2006 until March 2007. Mr. Watt was the Chief Executive Officer of Remington Oil and Gas Corporation from February of 1998 and the Chairman of Remington from May 2003, until Helix acquired Remington in July 2006. Mr. Watt also served on Remington’s Board of Directors from September 1997 to July 2006. Mr. Watt was Vice President/Exploration of Seagull E & P, Inc., from 1993 to 1997, and Vice President/Exploration and Exploitation of Nerco Oil & Gas, Inc. from 1991 to 1993. Mr. Watt served as a director of Pacific Energy Resources, Ltd. from May 2006 until January 2010. Mr. Watt has served on the board of Bonanza Creek Energy, Inc. since August of 2012. He graduated from Rensselaer Polytechnic Institute with a Bachelor of Science in physics. As a result of his professional experiences, Mr. Watt possesses particular knowledge and experience in oil and gas exploration and production and the risks and volatile economic conditions inherent in that industry. Mr. Watt also possesses knowledge in the leadership of complex organizations and other areas related to the operation of a major corporation that strengthen the board’s collective qualifications, skills and experience.

CORPORATE GOVERNANCE

Composition of the Board

The Board of Directors currently consists of seven members and, in accordance with our By-laws, is divided into three classes of similar size. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. The Class I, II and III directors are currently serving until the later of the annual meeting in 2013, 2015 and 2014, respectively, and their respective successor being elected and qualified. There are currently three directors in Class I, and two directors in Class II and Class III. Upon the conclusion of the 2013 Annual Meeting, in the event that all director nominees are re-elected, the Board of Directors will consist of seven members with three directors in Class I and two directors in Class II and Class III.

Role of the Board

The board has established guidelines that it follows in matters of corporate governance. A complete copy of the Corporate Governance Guidelines is available on our website, which is located at www.HelixESG.com, under Investor Relations, by clicking Governance. According to the guidelines, the Board is vested with all powers necessary for the management and administration of Helix’s business operations. Although not responsible for our day-to-day operations, the board has the responsibility to oversee management, provide strategic direction, provide counsel to management regarding the business of the Company, and to be informed, investigate and act as necessary to promote our business objectives.

Board of Directors Independence

The board currently consists of seven directors, a majority of which are independent.

Independence Determinations

The board has affirmatively determined that the following members of the board qualify as “independent” as that term is defined under NYSE Rule 303A and applicable rules under the Exchange Act: Messrs. Lovoi, Porter, Rask Transier, and Watt and Ms. Quinn. In making this determination, the board has concluded that none of these directors has a relationship with the Company which, in the opinion of the board, is material and would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The non-independent management director is Mr. Kratz, our President and Chief Executive Officer. Accordingly, a majority of the members of our board are independent, as required by NYSE Rule 303A. This independence determination is analyzed annually to promote arms-length oversight. In making the determination regarding independence the board reviewed the NYSE Rule 303A criteria for independence in advance of the first meeting of the board in 2013. The board then gathered information with respect to each board member individually regarding potential transactions and relationships between the Company and its directors, including the existence of certain ongoing transactions entered into between the Company and certain entities of which our directors serve as officers or directors. Each director also completed a questionnaire which included questions about his or her relationship with the Company. None of these transactions were deemed to affect the independence of the applicable director, nor did they exceed the thresholds established by NYSE rules.

Selection of Director Candidates

The board is responsible for selecting candidates for board membership and for establishing the criteria to be used in identifying potential candidates. The board delegates the screening and nomination process to the Corporate Governance and Nominating Committee. For more information on the director nomination process, including the current selection criteria, see “Corporate Governance and Nominating Committee” starting on page 18.

Board of Directors Experience, Qualification and Skills

We are an international offshore energy company that provides specialty services to the offshore energy industry, with a focus on growing well intervention and robotics businesses. We believe our board should be composed of individuals with sophistication and experience in the substantive areas that impact our business. We believe experience, qualifications, or skills in one or more of the following areas to be most important: oil field services, oil and gas exploration and production, international operations, accounting and finance, strategic planning, investor relations, legal/regulatory, leadership and administration of complex organizations, corporate governance and other areas related to the operation of a major corporation (whether social, cultural, industrial or operational). We believe that all of our current board members possess the professional and personal qualifications necessary for board service, and have described noteworthy attributes in their biographies under “Election of Directors” on pages 9-12 above.

Shareholder Communications with the Board

Pursuant to the terms of our Corporate Governance Guidelines adopted by the board, any shareholder or other interested party wishing to send written communications to any one or more of the Company’s directors may do so by sending them in care of the Corporate Secretary at the Company’s principal executive offices. All such communications will be forwarded to the intended recipient(s). All such communications should indicate whether it contains a message for the Board of Directors as a whole, or a particular group or committee of directors, or an individual director.

Code of Business Conduct and Ethics

In addition to the Corporate Governance Guidelines, in 2003, we adopted a written Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer (“CEO”), Chief Financial Officer and Senior Vice President-Finance and Chief Accounting Officer. At that time we also established a Code of Ethics for Chief Executive and Senior Financial Officers which is applicable to our CEO, Chief Financial Officer, Chief Accounting Officer, and Vice President – Internal Audit. We have posted a current copy of both codes on our website, which is located at www.HelixESG.com, under Investor Relations, then by clicking Governance. In addition, we intend to post on our website all disclosures that are required by law or NYSE listing standards concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics, the Code of Ethics for Chief Executive and Senior Financial Officers and the Corporate Governance Guidelines are available free of charge in print upon request sent to the Corporate Secretary at Helix Energy Solutions Group, Inc., 400 North Sam Houston Parkway East, Suite 400, Houston, Texas 77060.

Attendance at the Annual Meeting of Shareholders

The members of the board hold a regular meeting immediately preceding or immediately after each year’s Annual Meeting of shareholders. Therefore members of the Company’s Board of Directors generally attend the Company’s annual meetings of shareholders. The board encourages its members to attend the annual meeting, but does not have a written policy regarding attendance at such meeting. All of the members of the board attended the 2012 Annual Meeting.

Directors’ Continuing Education

The board encourages all members to attend director education programs appropriate to their individual backgrounds in order to stay abreast of developments in corporate governance and “best practices” relevant to their contribution to the board and their specific committee assignments. In addition, from time to time the Company will present programs regarding topical matters to the board.

Selection of Chairman and Chief Executive Officer

The board does not have a formal policy with respect to whether the CEO should also serve as chairman of the board. The board currently combines the role of chairman of the board and the role of CEO. Mr. Kratz has served as chairman of the board and CEO from 1998 to 2006 and again since 2008. The board believes this structure is optimal for us because it allows one person to speak for and lead the Company and demonstrates to our employees, suppliers, customers and other stakeholders that we are under strong leadership, with a single person setting the tone and having the primary responsibility for managing our operations. Combining the chairman and the CEO roles fosters clear accountability, effective decision-making, and alignment on corporate strategy. Having a single leader also eliminates the potential for confusion and duplication of efforts. However, the board periodically reviews its leadership structure. The board, through the Compensation Committee, evaluates the CEO on an annual basis.

The board believes that independent oversight of management is an important component of an effective board of directors. Members of the board play an important role in determining the agenda for many board and committee meetings and often request specific agenda items and information as part of their oversight role. The board does not have a specific presiding director, but Mr. Porter, in his role as chairman of the Corporate Governance and Nominating Committee, presides as the Chair of each executive session of the board unless the particular topic of the applicable executive session dictates that another independent director serve as the Chair of the meeting, typically the Chair of the committee responsible for the particular topic. In the case of an executive session of the independent directors held in connection with a meeting of a committee of the board, the chairman of the particular committee will preside as Chair.

We believe that having a combined CEO and chairman, coupled with a substantial majority of independent, experienced directors; key board committees comprised entirely of independent directors; and strong and effective corporate governance guidelines provides the right leadership structure for our company and its shareholders at this time.

Risk Oversight

The board has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. Our management identifies and prioritizes risk associated with our business. Each prioritized risk is assigned to a board committee or the full board for oversight. The board focuses on our general risk management strategy and the most significant risks to the Company, and ensures that appropriate risk mitigation strategies are implemented by our management. The board is also informed of particular risks in connection with its general oversight and approval of corporate matters.

The board delegates to the Audit Committee oversight of much of our risk management process. Among its duties, the Audit Committee regularly reviews with management:

•	our hedging policies and transactions;
•	our policies with respect to risk assessment and the management of risks that may be material;
•	our system of disclosure controls and system of internal controls over financial reporting;
•	key credit risks; and
•	our compliance with legal and regulatory requirements and our programs related to such compliance.

The board’s risk oversight process builds upon management’s risk assessment and mitigation processes. Our management is responsible for the day-to-day management of the Company including the management of risk. Our finance, legal (which includes human resources, contracts and risk management functions) and internal audit departments serve as the primary monitoring and testing function for company policies and procedures, and manage the day-to-day oversight of our risk management strategy. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Management regularly reports on each such risk to the relevant committee or the board. Additional review and reporting of risks is conducted as needed or as requested by the board or committee. Our committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full board as appropriate, including when a matter rises to the level of a material risk.

In addition to the reports from the committees, the board receives presentations throughout the year from various departments that include discussion of significant risks as necessary and appropriate, including any risks associated with proposed transactions. At each board meeting, the chairman and CEO addresses matters of particular importance or concern, including any significant areas of risk that require board attention, whether commercial, operational, legal, regulatory or other type of risk. Additionally, the board reviews our short-term and long-term strategies, including consideration of significant risks facing the Company and the impact of such risks.

We believe that the risk management procedures and responsibilities described above are an effective approach for addressing the risks facing Helix and that our board structure supports this approach.

COMMITTEES OF THE BOARD AND MEETINGS

Meetings of the Board and Committees

The board currently has, and appoints members to, three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Each committee acts under the terms of a written charter, copies of which are available at our website, www.HelixESG.com under Investor Relations, by clicking Governance. A copy of each charter is available free of charge upon request to the Corporate Secretary at Helix Energy Solutions Group, Inc., 400 North Sam Houston Parkway East, Suite 400, Houston, Texas 77060. The following table summarizes the membership of the board and each of its committees as well as the number of times each met during the year ended December 31, 2012. Members were elected to the board based upon the recommendation of the Corporate Governance and Nominating Committee followed by a vote of the full board. Each member of each of these committees is independent as defined by the applicable NYSE and SEC rules.

Name	Board	Audit	Compensation	Corporate Governance and Nominating
Mr. Kratz	Chair	—	—	—
Mr. Lovoi	Member	Member	Chair	—
Mr. Porter	Member	Member	—	Chair
Ms. Quinn	Member	Member	—	Member
Mr. Transier	Member	Chair	Member	—
Mr. Rask	Member	—	Member	Member
Mr. Watt	Member	—	Member	Member
Number of Meetings in 2012 Regular	4	7	4	4
Special	5	0	0	1

Board Attendance

During the year ended December 31, 2012, the board held a total of 9 meetings. Each director (other than Mr. Rask who was appointed to the board in August 2012) attended 75% or more of the total meetings of the board and each director attended 75% or more of the total meetings of the committees on which such director served. Mr. Rask has attended 75% or more of the total meetings of the board and the committees on which he serves since his appointment.

Executive Sessions of the Directors

Non-management directors meet in regularly scheduled executive sessions following board and committee meetings without any members of management being present and at which only those directors who meet the independence standards of the NYSE are present, provided however, that committees did meet with individual members of management by invitation, including the CEO, during executive session. Mr. Porter presided as the Chair of each executive session of the board unless the particular topic of the applicable executive session dictated that another independent director serve as the Chair of the meeting, typically the Chair of the committee responsible for the particular topic. In the case of an executive session of the independent directors held in connection with a meeting of a committee of the board, the chairman of the particular committee will preside as Chair.

Audit Committee

The Audit Committee is composed of four non-employee, independent directors, Mr. Transier, Chairman, Mr. Lovoi and Mr. Porter and Ms. Quinn, each of whom meets the independence and financial literacy requirements as defined in the applicable NYSE and SEC rules. The Audit Committee is appointed by the board to assist the board in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community and others relating to: (i) the integrity of our financial statements, (ii) the compliance with applicable legal and regulatory requirements, (iii) the performance of our internal audit function and independent registered public accounting firm, and (iv) the independent registered public accounting firm’s qualifications and independence. Among the duties of the Audit Committee, all of which are more specifically described in the Audit Committee charter, which was most recently amended and restated in December 2012, the Audit Committee:

•	Oversees and appoints our independent registered public accounting firm.
•	Reviews the adequacy of our accounting and audit principles and practices, and the adequacy of compliance assurance procedures and internal controls.
•	Reviews and pre-approves all non-audit services to be performed by the independent registered public accounting firm in order to maintain such accounting firm’s independence.
•	Reviews the scope of the annual audit.
•

Reviews with management and the independent registered public accounting firm our annual and quarterly financial statements, including disclosures made in management’s discussion and analysis and in our earnings press releases.

•	Meets independently with management and the independent registered public accounting firm.
•	Reviews corporate compliance and disclosure systems.
•	Reviews and approves all related-party transactions.
•	Makes regular reports to the board.
•	Reviews and reassesses the adequacy of its charter annually and recommends any proposed changes to the board for approval.
•	Performs an annual self-evaluation of its own performance.
•	Produces an annual report for inclusion in our proxy statement.

Audit Committee Independence

The board has affirmatively determined that all members of the Audit Committee (i) are considered “independent” as defined under NYSE Rule 303A, and (ii) meet the criteria for independence set forth in Exchange Act Rule 10A-3(b)(1).

Designation of Audit Committee Financial Expert

The board has determined that each of the members of the Audit Committee is financially literate and that Mr. Transier and Ms. Quinn are “audit committee financial experts,” as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002, and have financial management expertise as required by the NYSE listing rules.

For more information regarding the Audit Committee, please refer to the “Report of the Audit Committee” on page 25.

Compensation Committee

The Compensation Committee is composed of four non-employee, independent directors, Mr. Lovoi, Chairman, and Messrs. Rask, Transier and Watt. The Compensation Committee is appointed by the board to discharge the board’s responsibilities relating to compensation of our executive officers. The Compensation Committee has the responsibilities described in the Compensation Committee charter including the overall responsibility for reviewing, evaluating and approving the Company’s executive officer compensation agreements (to the extent such agreements are considered necessary or appropriate by the Compensation Committee), plans, policies and programs. The Compensation Committee is also responsible for reviewing and recommending to the board whether the “Compensation Discussion and Analysis” should be included in our proxy statement, and for performing such other functions as the board may assign to the Compensation Committee from time to time, including the responsibility to:

•	Review compensation philosophy and major compensation and benefits programs for employees.
•

Oversee the 2005 Long-Term Incentive Plan (As Amended and Restated Effective May 9, 2012) (the “2005 Plan”), the Employee Retirement Savings Plan, the Employee Stock Purchase Plan, and any other equity based plans.

•

Commission independent consultants and review compensation with respect to our executive officers as compared to industry surveys and our peer group, as discussed in our “Compensation Discussion and Analysis” below.

•	Review and approve executive officer compensation, including short-term incentive compensation, and equity and cash opportunity long-term incentive compensation.
•	Review and reassess the adequacy of its charter annually and recommend any proposed changes to the board for adoption.
•	Perform an annual self-evaluation of its performance.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is composed of four independent, non-employee directors, Mr. Porter, Chairman, Ms. Quinn Mr. Rask, and Mr. Watt. The members of the Corporate Governance and Nominating Committee are appointed by the Board of Directors. The goal of the Corporate Governance and Nominating Committee is to take a leadership role in shaping the corporate governance and business standards of our Board of Directors and the Company.

The Corporate Governance and Nominating Committee identifies individuals qualified to become board members, consistent with criteria approved by the board, oversees the organization of the board to discharge the board’s duties and responsibilities properly and efficiently, and identifies best practices and recommends corporate governance principles, including giving proper attention and effective responses to shareholder concerns regarding corporate governance. The Corporate Governance and Nominating Committee has the responsibilities specifically described in the Corporate Governance and Nominating Committee charter, including the responsibility to:

•	Identify and evaluate potential qualified director nominees and select or recommend director nominees to the board.
•	Monitor, and recommend members for, each of the committees of the board.
•	Periodically review and revise our corporate governance principles.
•	Review and reassess the adequacy of its charter annually and recommend any proposed changes to the board for approval.

•	Perform an annual self-evaluation of its performance and the performance of the board.
•	Perform such other duties as may be assigned by the board from time to time.

Process for Director Nominations - Shareholder Nominees

The policy of the Corporate Governance and Nominating Committee is to consider properly submitted shareholder nominations for candidates for membership on the board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the board and to address the membership criteria set forth below under “Director Qualifications.” Any shareholder nominations proposed for consideration by the Corporate Governance and Nominating Committee should include the nominee’s name and qualifications for board membership and should be addressed to the Corporate Secretary, Helix Energy Solutions Group, Inc., 400 North Sam Houston Parkway East, Suite 400, Houston, Texas 77060. In addition, our By-laws permit shareholders to nominate directors for consideration at an annual shareholder meeting. However, in order to be considered at this year’s Annual Meeting such nominations were required to be received by us prior to the date of this proxy statement. Shareholders may nominate persons for election to the Board of Directors to be considered at next year’s annual meeting in accordance with the procedure on page 63 of this proxy statement.

Director Qualifications and Diversity

The Corporate Governance and Nominating Committee has established certain criteria with respect to the desired skills and experiences for prospective board members, including those candidates recommended by the committee and those properly nominated by shareholders. The board, with the assistance of the Corporate Governance and Nominating Committee, selects potential new board members using criteria and priorities established from time to time. Desired personal qualifications for director nominees include: intelligence, insight, practical wisdom based on experience, the highest professional and personal ethics and values, integrity, strength of character and commitment. Nominees should also have broad experience at the policy-making level in business and possess a familiarity with complex business organizations and one or more of our business lines or those of our customers’. Nominees should have the independence necessary to make an unbiased evaluation of management performance and effectively carry out responsibilities of oversight and be committed to enhancing shareholder value. Nominees should have sufficient time to carry out their duties. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties to the Company and its shareholders. Each director must represent the interests of all shareholders. Although the Corporate Governance and Nominating Committee does not have a specific formal policy regarding board diversity, it does view diversity expansively and has determined that it is desirable for the board to have a variety of different viewpoints, professional experiences, educational backgrounds, and skills, and considers these types of diversity and background considerations in its selection process. The composition, skills and needs of the board change over time and will be considered in determining desirable candidates for any specific opening on the board. The Corporate Governance and Nominating Committee in considering a potential nominee will conduct its search for the best candidate for the board seat on a non-discriminatory basis.

Identifying and Evaluating Nominees for Directors

The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Corporate Governance and Nominating Committee regularly assesses the appropriate size of the board, and whether any vacancies on the board are expected, due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current board members, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Corporate Governance and Nominating Committee, and may be considered at any point during the year. As described above, the Corporate Governance and Nominating Committee considers properly submitted shareholder nominations for candidates for the board. Following verification of the shareholder status of persons proposing candidates, recommendations are considered by the Corporate Governance and Nominating Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for our Annual Meeting of shareholders. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the board.

Sources for New Nominees

Messrs. Kratz, Lovoi and Rask are the only directors standing for re-election. The Company utilized a third-party search firm to assist in identifying Mr. Rask prior to his appointment as a director in August 2012. Neither the Corporate Secretary nor the Corporate Governance and Nominating Committee received any recommendations for director candidates from any shareholder or group of shareholders during 2012 or to date in 2013.

DIRECTOR COMPENSATION

2012 Director Compensation Table

The following table provides compensation which was earned or paid during the one-year period ended December 31, 2012 for each member of our Board of Directors.

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(3)(5)	All Other Compensation ($)	Total ($)

John V. Lovoi	$-0-	$362,188	$-0-	$-0-	$362,188

T. William Porter	$129,750	$200,000	$-0-	$-0-	$329,750

Nancy K. Quinn	$131,750	$200,000	$-0-	$-0-	$331,750

Jan Rask	$43,500	$64,516	$-0-	$-0-	$108,016

William L. Transier	$130,750	$200,000	$-0-	$-0-	$330,750

James A. Watt	$122,750	$200,000	$-0-	$-0-	$322,750

(1)	Mr. Kratz is not included in the table because he did not receive any compensation for serving on our board during fiscal year 2012. Mr. Rask was appointed to the board on August 23, 2012.
(2)	The annual retainer fee for each member of the board and the retainer fee related to the applicable board member’s serving on committees are paid quarterly. Since January 1, 2005, non-employee directors have had the option of taking board and committee fees (but not expenses) in the form of restricted stock. See “Summary of Director Compensation and Procedures” below. Mr. Lovoi was the only director to receive his fees in restricted stock during 2012. In this column we are required to report all fees earned or paid to directors during the 2012 fiscal year. As a result, fees earned in the previous year for fourth quarter service in that year but paid in 2012 are also included, thus the dollar amount represents fees paid for five (not four) successive quarters. Those fees were as follows: Mr. Porter, $24,750; Ms. Quinn, $23,750; Mr. Transier, $25,750; and Mr. Watt, $21,750. Information with regard to Mr. Lovoi is included in footnote 4 below.
(3)	Amounts shown in these columns represent the grant date fair value of the restricted stock as calculated in accordance with the provisions of FASB Accounting Standard Codification (ASC) Topic 718. We did not grant any stock options in the year ended December 31, 2012. The value ultimately realized by the director may or may not be equal to the FASB ASC Topic 718 determined value.
(4)	As of December 31, 2012, unvested restricted stock held by each non-employee director is as follows:

Director	Shares of Unvested Restricted Stock Outstanding (a)
Mr. Lovoi	34,467
Mr. Porter	30,211
Ms. Quinn	55,451
Mr. Rask	3,539
Mr. Transier	31,739
Mr. Watt	31,739

(a)	Includes January 2, 2013 grant of 1,620 shares of restricted stock to Mr. Lovoi for 2012 fourth quarter service. The grant date fair value of the restricted stock awarded with respect to the year ended December 31, 2012 to each director, computed in accordance with FASB ASC Topic 718 is as follows:

Name	Date of Grant		Number of Shares	Grant Date Fair Value
Mr. Lovoi	December 9, 2011	(a)	12,392	$200,000
	January 3, 2012	(b)	1,958	$30,938
	April 2, 2012	(b)	1,879	$33,438
	July 2, 2012	(b)	1,885	$30,938
	October 1, 2012	(b)	1,830	$33,438
	January 2, 2013	(b)	1,620	$33,438
Mr. Porter	December 9, 2011	(a)	12,392	$200,000
Ms. Quinn	December 9, 2011	(a)	12,392	$200,000
Mr. Rask	August 23, 2012	(c)	3,539	$66,675
Mr. Transier	December 9, 2011	(a)	12,392	$200,000
Mr. Watt	December 9, 2011	(a)	12,392	$200,000

(a)	Represents the annual grant for board service for 2012 and the future.
(b)	Represents the payment of retainer and board and committee fees for the fourth quarter of 2011 and each quarter of 2012.
(c)	Represents the pro rata share of the annual grant for board service for 2012 and the future.

On December 6, 2012, each of the non-employee directors was issued 11,031 shares of restricted stock having a value of $200,000 representing their annual grant for future board service.

(5)	We did not grant any stock options in the year ended December 31, 2012. As of December 31, 2012, options for 52,800 shares awarded on May 11, 2004 were outstanding to Mr. Porter. All grants of options to directors were in the initial amount equivalent to 88,000 shares and vested ratably over a five-year period on the anniversary of the grant date. Messrs. Lovoi, Rask, Transier, and Watt and Ms. Quinn did not have any outstanding options as of December 31, 2012.

For information regarding the vesting schedules of all restricted stock awards see the footnotes to the table under “Share Ownership Information – Management Shareholdings” on pages 26-27 hereof.

Summary of Director Compensation and Procedures

Our non-employee director compensation structure has three components: director retainer and fees (meetings and unanimous consents), equity-based compensation currently in the form of restricted stock awards, and reimbursement of board related expenses. We re-evaluate director compensation on an annual basis based on the compensation of directors by companies in our peer group. In 2012, the directors (other than Mr. Kratz, who is employed by the Company) received an annual director’s fee of $45,000, and $2,000 per board meeting for attending each of four regularly scheduled quarterly meetings and special board meetings. In addition, each of the outside directors received an annual committee retainer fee of $5,000 ($10,000 for the Chairman of the Audit Committee beginning January 2013) for each committee on which such director serves and a fee of $2,000 ($3,000 for the Chair) for each committee meeting attended. We also paid the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board of Directors and any committee thereof.

Since January 1, 2005, non-employee directors have had the option of taking board and committee fees (but not expenses) in the form of restricted stock, pursuant to the terms of the 2005 Plan for grants after May 10, 2005, or the 1995 Long Term Incentive Plan, as amended (the “1995 Plan”) for grants on or before May 10, 2005. An election to take fees in the form of cash or stock is made by a director prior to the beginning of the subject fiscal year. Directors taking fees in the form of restricted stock receive an award for a quarter on or about the first business day of the next quarter in an amount equal to 125% of the cash equivalent of his or her fees, with the number of shares determined by the stock price on the last trading day of the fiscal quarter for which the fees are being determined. These awards fully vest two years after the first day of the subject fiscal year. For fiscal year 2012, only Mr. Lovoi elected to take board fees in the form of restricted stock.

On joining the board and thereafter on the date of each December board meeting, a director receives a grant of restricted stock. All such annual grants of restricted stock are made pursuant to the terms of the 2005 Plan and for 2012 and prior years vested ratably over five years on the anniversary of the grant date, subject to immediate vesting on the occurrence of a Change in Control (as defined in the 2005 Plan). The grant of options is not currently an element of director compensation.

Our Chief Executive Officer does not receive cash or equity compensation for his service on the board in addition to compensation payable for his service as an employee of Helix.

Changes for 2013

In December 2012, the Compensation Committee of the Board of Directors approved an increase in the annual committee retainer fee for the Chairman of the Audit Committee from $5,000 to $10,000, and a modification of the vesting schedule for the annual restricted stock grant award from five years to three years. As more particularly described in “Compensation Discussion and Analysis – Executive Summary, in 2012 we announced the sale of Energy Resource Technology GOM, Inc., a former wholly-owned U.S. subsidiary that conducted our oil and gas operations in the Gulf of Mexico, which was completed in February 2013. In light of the pending sale, the Compensation Committee of the Board of Directors determined to forego any additional changes to director compensation until the impact of the Company’s new business strategy could be evaluated.

CERTAIN RELATIONSHIPS

In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related party transactions. The Audit Committee has adopted a written statement of policy with respect to related party transactions. It is our written policy to approve and enter into transactions only when the board, acting through the Audit Committee, determines that a transaction with a related party is in, or not inconsistent with, the best interests of the Company and our shareholders. The Audit Committee will consider all relevant facts and circumstances available to the Audit Committee to determine whether such related party transaction is in our best interests, including the benefits to us, the impact on a director’s independence, the availability of other sources for the product or services, the terms of the transaction and the terms available from unrelated third parties. The policy covers any transaction, arrangement or relationship in which we are a participant and in which a related party has a direct or indirect interest, other than transactions available to all employees generally or transactions involving less than $5,000. A “related party” includes any person that served as a senior officer or director in the last fiscal year, and a person that beneficially owns more than 5% of our outstanding voting securities, and a person that is the immediate family member of either of the foregoing or an entity that is controlled by any of the foregoing. The following are the related party transactions that are required to be disclosed.

OKCD Investments, Ltd.

In April 2000, we acquired a 20% working interest in Gunnison, a deepwater Gulf of Mexico prospect of Kerr-McGee. Financing for the exploratory costs of approximately $20 million was provided by an investment partnership (OKCD Investments, Ltd. or OKCD), the investors of which include current and former members of Helix senior management, in exchange for a revenue interest that is an overriding royalty interest of 25% of our 20% working interest. Production from the Gunnison field commenced in December 2003. We have made payments to OKCD totaling $6.9, $8.3 million, and $11.2 million in the years ended December 31, 2012, 2011 and 2010, respectively. As of December 31, 2012, our CEO, Mr. Kratz, through Class A limited partnership interests in OKCD, personally owned approximately 81% of the partnership. In 2000, OKCD also awarded Class B income participations to key Helix employees, who are required to maintain their employment status with Helix in order to retain such income participations.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted procedures for pre-approving certain audit and permissible non-audit services provided by the independent registered public accounting firm. These procedures include reviewing a budget for audit and permissible non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of audit and permissible non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted. During the year, circumstances may arise such that it becomes necessary to engage the independent registered public accounting firm for services in excess of those contemplated by the budget or for additional services. Audit Committee approval is required to exceed the budget amount for a particular category of audit or permissible non-audit services and to engage the independent registered public accounting firm for any audit or permissible non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC rules regarding auditor independence. The Audit Committee charter includes specific pre-approval procedures with respect to tax related services. The Audit Committee charter delegates pre-approval authority in certain circumstances to the Chairman of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firms to ensure that such services are within the parameters approved by the Audit Committee. None of the fees in 2012 were for services approved by the Audit Committee pursuant to the de minimis exception in paragraph (c)(7)(i)(c) of Rule 2-01 of Regulation S-X.

All fiscal year 2012 professional services by Ernst & Young LLP were pre-approved.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2012 with management, our internal auditors and Ernst & Young LLP. In addition, the Committee has discussed with Ernst & Young LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Sarbanes-Oxley Act of 2002 requires certifications by the Company’s chief executive officer and chief financial officer in certain of the Company’s filings with the Securities and Exchange Commission (SEC). The Committee discussed the review of the Company’s reporting and internal controls undertaken in connection with these certifications with the Company’s management and independent registered public accounting firm. The Committee also reviewed and discussed with the Company’s management and independent registered public accounting firm management’s report and Ernst & Young LLP’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has further periodically reviewed such other matters as it deemed appropriate, including other provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed to be adopted by the SEC and the NYSE.

The Committee also has received the written disclosures and the letter from Ernst & Young LLP regarding the auditor’s independence pursuant to the applicable requirements of the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, and it has reviewed, evaluated and discussed the written disclosures with that firm and its independence from the Company. The Committee also has discussed with management of the Company and the independent registered public accounting firm such other matters and received such assurances from them as it deemed appropriate.

Based on the foregoing review and discussions and relying thereon, the Committee recommended to the Company’s Board of Directors the inclusion of the Company’s audited financial statements for the year ended December 31, 2012 in the Company’s Annual Report on Form 10-K for such year filed with the SEC.

Members of the Audit Committee:

William L. Transier, Chairman

John V. Lovoi

T. William Porter

Nancy K. Quinn

SHARE OWNERSHIP INFORMATION

Five Percent Owners

The following table sets forth information as to all persons or entities known by us to have beneficial ownership, as of March 11, 2013, of more than 5% of the outstanding shares of our common stock, other than Mr. Kratz’s beneficial ownership which is set forth in “Management Shareholdings” on the next page. As of March 11, 2013, we had 106,763,385 shares outstanding. The information set forth below has been determined in accordance with Rule 13d-3 under the Exchange Act on the basis of the most recent information filed with the SEC and furnished to us by the person listed. To our knowledge, except as otherwise indicated below, all shares shown as beneficially owned are held with sole voting power and sole dispositive power.

Name and Address	Shares Beneficially Owned		Percent of Common Shares

(1) Dimensional Fund Advisors LP	8,173,794	(1)	7.76%
Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746

(2) BlackRock, Inc.	7,965,106	(2)	7.56%
40 East 52nd Street New York, New York 10022

(3) The Vanguard Group	6,377,095	(3)	6.05%
100 Vanguard Blvd. Malvern Pennsylvania 19355

(1)	Based solely on Amendment No. 1 to Schedule 13G filed with the SEC by Dimensional Fund Advisors LP on February 11, 2013. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(2)	Based solely on Amendment No. 3 to Schedule 13G filed with the SEC by BlackRock, Inc. on February 8, 2013. BlackRock has sole power to vote and power to dispose of 7,965,106 shares of our common stock.
(3)	Based solely on Schedule 13G filed with the SEC by The Vanguard Group on February 12, 2013. The Vanguard Group has the sole power to vote 158,896 shares of common stock beneficially owned by it, sole power to dispose of 6,222,820 shares of common stock beneficially owned by it, and shared power to dispose of the 154,275 shares of common stock beneficially owned by it.

Management Shareholdings

The following table shows the number of shares of our common stock beneficially owned as of March 11, 2013 by our directors and the executive officers identified in the Summary Compensation Table below (named executive officers), and all directors and such executive officers as a group.

The number of shares beneficially owned by each director or executive officer is determined by the rules of the SEC, and the information does not necessarily indicate beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the person or entity has sole or shared voting power or investment power regardless of economic interest, and also any shares that the person or entity can acquire within 60 days of March 11, 2013 through the exercise of stock options or other right. The inclusion in the table below of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. As of March 11, 2013 there were 106,763,385 shares of common stock outstanding. The address of all executive officers and directors is care of Helix Energy Solutions Group, Inc., 400 North Sam Houston Parkway East, Suite 400, Houston, Texas 77060.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership (2)	Of Shares Beneficially Owned, Amount that may be Acquired Within 60 Days by Option Exercise	Percentage of Common Stock Outstanding
Owen Kratz (3)	6,156,597	-0-	5.76%
Anthony Tripodo (4)	223,719	-0-	*
Clifford V. Chamblee(5)	66,256	-0-	*
Alisa B. Johnson (6)	122,179	-0-	*
John V. Lovoi (7)	134,859	-0-	*
T. William Porter (8)	66,585	-0-	*
Nancy K. Quinn (9)	99,685	-0-	*
Jan Rask(10)	14,570	-0-	*
William L. Transier (11)	90,067	-0-	*
James A. Watt (12)	109,820	-0-	*
All executive officers and directors as a group (10 persons)	7,078,713	-0-	6.63%

*     Indicates ownership of less than 1% of the outstanding shares of our common stock.

(1)	The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them except as may be otherwise indicated in a footnote.

(2)	Amounts include the shares shown in the next adjacent column, which are not currently outstanding but are deemed beneficially owned because of the right to acquire them pursuant to options exercisable within 60 days of March 11, 2013 (i.e., on or before May 10, 2013).

(3)	Mr. Kratz disclaims beneficial ownership of 1,000,000 shares included in the above table, which are held by Joss Investments Limited Partnership, an entity of which he is a General Partner. Amount also includes 175,646 shares of unvested restricted stock over which Mr. Kratz has voting power.

(4)	Amount includes 105,514 shares of unvested restricted stock over which Mr. Tripodo has voting power.

(5)	Amount includes 46,001 shares of unvested restricted stock over which Mr. Chamblee has voting power.

(6)	Amount includes 66,075 shares of unvested restricted stock over which Ms. Johnson has voting power.

(7)	Amount includes 53,050 shares of unvested restricted stock over which Mr. Lovoi has voting power.

(8)	Amount includes 41,242 shares of unvested restricted stock over which Mr. Porter has voting power.

(9)	Amount includes 66,482 shares of unvested restricted stock over which Ms. Quinn has voting power.

(10)	Amount includes 14,570 shares of unvested restricted stock over which Mr. Rask has voting power.

(11)	Amount includes 42,770 shares of unvested restricted stock over which Mr. Transier has voting power.

(12)	Amount includes 42,770 shares of unvested restricted stock over which Mr. Watt has voting power.

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities, or “reporting persons,” to file with the Securities and Exchange Commission initial reports of ownership and to report changes in ownership of the Company’s common stock. Reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of these reports furnished to the Company, we believe that all reports required to be filed by reporting persons pursuant to Section 16(a) of the Exchange Act were filed for the year ended December 31, 2012 on a timely basis.

EQUITY COMPENSATION PLAN INFORMATION

The table below provides information relating to the Company’s equity compensation plans as of December 31, 2012:

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (3)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Compensation Plans (4)
Equity compensation plans approved by security holders (1)	265,820	-0-	8,131,763(4)(5)
Equity compensation plans not approved by security holders (2)	52,800	$13.91	631,115
Total	52,800	$13.91	8,762,878

(1)	The 2005 Plan, which was approved by our shareholders at our 2005 annual meeting, provides that the Company may grant up to 6,000,000 shares of our common stock in the form of 2,000,000 options and up to 4,000,000 shares of restricted stock or restricted stock units subject to the terms and conditions of the 2005 Plan. In May 2012, the shareholders approved an amendment to and restatement of the 2005 Plan that authorizes the issuance up to an additional 4,300,000 shares subject to the terms and conditions of the 2005 Plan. In May 2012, the shareholders approved the Helix Energy Solutions Group, Inc. Employee Stock Purchase Plan (ESPP) that authorized the issuance of 1,500,000 million shares subject to the terms and conditions of the ESPP Plan.

(2)	The 1995 Plan was approved in 1995 at a meeting of the Compensation Committee. Under the 1995 Plan, a maximum of 10% of the total shares of common stock issued and outstanding may be granted to key executives and selected employees and non-employee members of the Board of Directors in the form of stock options, stock appreciation right or stock awards. Following the approval by shareholders of the 2005 Plan on May 10, 2005, no further grants have been or will be made under the 1995 Plan.

(3)	As of December 31, 2012, there were 8,343,798 options, and 193,166 shares of restricted stock, granted under the 1995 Plan and 4,564,472 shares of restricted stock and restricted stock units granted under the 2005 Plan. As of December 31, 2012, the number of full value awards outstanding under the 2005 Plan was 1,324,623 consisting of 1,050,721 restricted shares 140,992 restricted share units and 132,910 performance share units (the maximum award of which is 265,820).

(4)	Between December 31, 2012 and the record date, March 11, 2013, no stock options were issued and 89,329 shares of restricted stock, and 89,329 performance share units (the maximum award of which is 178,658) were awarded pursuant to the 2005 Plan and 61,058 issued under the ESPP. As of March 11, 2012, the Company had 4,335,891 shares available under the 1995 Plan and 2,000,000 options 4,371,058 shares of restricted stock available under the 2005 Plan, and 1,438,942 available under the ESPP. Shares purchased on December 31, 2012, by participating employees under the ESPP, but not issued until January 2013, are treated as issued shares for purposes of this table and therefore are not included in any amounts in the table.

(5)	This number reflects only securities available for issuance under the 2005 Plan. The Company has additional securities available under the 1995 Plan as discussed in note 2 above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee of our board was, during fiscal year 2012, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries, or had any relationships requiring disclosure by the Company under Item 404 of Regulation S-K under the Exchange Act.

During 2012, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one or more of whose executive officers served on the Compensation Committee of our board, (ii) a director of another entity, one or more of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one or more of whose executive officers served as a member of our board.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) provides information regarding the 2012 compensation program for each individual who served as our principal executive officer or principal financial officer during 2012 and the three other executive officers at fiscal year-end who were the most highly compensated executives of the Company. Those individuals were:

•	Owen Kratz, our President and Chief Executive Officer
•	Anthony Tripodo, our Executive Vice President and Chief Financial Officer
•	Cliff Chamblee, our Executive Vice President and Chief Operating Officer
•	Alisa Johnson, our Executive Vice President, General Counsel and Corporate Secretary
•	Johnny Edwards, our former Executive Vice President – Oil & Gas

Mr. Edwards resigned from the Company in March 2013, in connection with the divestiture of Energy Resource Technology GOM, Inc. (“ERT”), our former oil and gas subsidiary, which is more particularly described in “Executive Summary” below.

This section of the proxy statement also describes the actions and decisions of the Compensation Committee of our Board of Directors relating to 2012 executive officer compensation. The discussion is divided into the following sections:

A.	Executive Summary
B.	2012 Advisory Vote on Executive Compensation and 2012 Review of Compensation Practices
C.	Compensation Philosophy and Objectives and Key Considerations for Executive Compensation
D.	Participants in the Decision-Making Process
E.	Components of the Compensation Committee Analysis
F.	Elements of our 2012 Compensation Program
G.	Severance and Change in Control Arrangements
H.	Stock Ownership Guidelines
I.	Anti-Hedging and Anti-Pledging Policy

A.	Executive Summary

We are an international offshore energy company that provides specialty services to the offshore energy industry, with a focus on our growing well intervention and robotics operations. Our contracting services operations are located primarily in the Gulf of Mexico, North Sea, Asia Pacific, and West Africa regions.

2012 was a transformative year for the Company. We announced the sale of ERT, a former wholly-owned U.S. subsidiary that conducted our oil and gas operations in the Gulf of Mexico, which sale transaction was completed in February 2013. We also contracted to sell our two remaining pipelay vessels, the Express and the Caesar, which would divest the Company of its subsea construction business. The sale of those vessels is scheduled to close in two stages in 2013 following the completion of each vessel’s existing backlog of work. In addition to the sale of non-core assets, we also improved our balance sheet and increased our liquidity through both reductions in spending and the amount of our outstanding debt. The execution of these strategic initiatives should position us to expand and grow our core operations, our well intervention and robotics businesses, as well as provide an opportunity to assess the overall organization of the Company as we move into the future.

Despite the shifting environment during 2012, we were able to continue to execute on our financial goals, exceed our budget for EBITDAX performance, and maintain a strong total shareholder return relative to our peers, as indicated by the graph below. Based on strong performance against our financial goals, 2012 bonuses were paid at target for our executive officers.

However, we, and the Compensation Committee, view 2013 as a year of transition and transformation as we continue to assess the impact of the Company’s transformation in terms of organization and processes in light of the significant transactions described above. As a result, at its December 2012 meeting (when the Compensation Committee would ordinarily determine 2013 executive officer compensation) the Compensation Committee deferred its discussion of executive officer 2013 compensation to its next meeting in February of 2013, and then in February 2013, the Compensation Committee determined to make no adjustments to the named executive officers’ compensation from 2012 compensation levels, other than implement different short-term incentive (bonus) metrics for 2013 based on our 2013 commercial focus, as described below. During 2013, the Compensation Committee will continue to evaluate executive officer compensation with the objective of making any appropriate adjustments at the end of the year when executive officer compensation is regularly reviewed for the following year.

B.	2012 Advisory Vote on Executive Compensation and 2012 Review of Compensation Practices

Historically, a portion of the named executive officers’ compensation was based on the discretion of the Compensation Committee. During fiscal 2011, after the failed advisory “say on pay” vote at the 2011 shareholders meeting with respect to 2010 executive officer compensation, we engaged in discussions with institutional investors to gather feedback regarding our executive compensation program and conducted a comprehensive review of our executive pay program and philosophy. Based on those discussions, subsequent to the 2011 shareholders meeting, the Compensation Committee made the following changes to our programs:

•	Adopted specific financial performance measures and targets for the short-term incentive cash bonus program.
•

Reformulated long-term incentive compensation to increase the ratio of “at risk” compensation. In addition to time-vested restricted stock awards, the new program added the following long-term incentive components:

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Cash Performance Award. This award constituted 50% of 2012 total long-term incentive compensation, and was modified from previous cash performance awards to our executive officers to increase the floor by which the executive officers would receive any payout upon a vesting from 50% to 75% of the base stock price, and to add a 15% total shareholder return requirement for target payout. This percentage exceeds our cost of capital and is a challenging measure to achieve.

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Performance Units Award. This award constituted 25% of 2012 total long-term incentive compensation. This is a stock-based performance unit the vesting of which, if any, is based on the total shareholder return of the Company relative to the Company’s proxy peer group over the vesting period.

We communicated these changes to our top twenty institutional shareholders when they were made, as we try to maintain a dialogue with our shareholders regarding important issues. The Board and the Compensation Committee continues to review our executive compensation programs on an ongoing basis. At our 2012 Shareholders Meeting, we received a positive vote on the advisory approval of our 2011 executive compensation: 96% percent of votes cast were in favor of the resolution.

The changes that were made to our compensation program build upon the Company’s compensation and governance framework and our overall compensation philosophy, which are further demonstrated by:

•	Our focus on performance-based pay, with a significant portion of our executive officers’ compensation comprised of long-term incentives which are at risk based on the Company’s performance;
•	Our lack of any perquisites or special benefits for our executive officers that are not available to the broader employee population;
•	Our anti-hedging and anti-pledging policy, which is applicable to our directors, officers and employees;
•	Our policy against entering into any future employment agreements with executive officers with “single trigger” change in control provisions;
•	Our policy against entering into any future employment agreements (or material amendments to existing employment agreements) with “gross-up” protection for excise taxes;
•

The Compensation Committee’s engagement of Meridian Compensation Partners, LLC (the “Compensation Consultant”), an independent compensation consultant, that does not provide any services to management; and

•	Our strong risk management program, which includes our Compensation Committee’s significant oversight of the ongoing evaluation of the relationship between our compensation programs and risk.

C.	Compensation Philosophy and Objectives and Key Considerations for Executive Compensation

Our evolving business model and growth strategy, requires highly qualified, experienced and technically proficient executive officers. In addition, we rely on our executive officers to develop and execute our business strategy in a way that maximizes value for our shareholders through the market and business fluctuations of a cyclical industry. Our compensation philosophy reflects the realities of the competitive market in which we operate as well as the characteristics of our business environment. The Compensation Committee and management believe that our compensation programs are balanced and reasonable and help us attract, retain and motivate qualified and technically proficient employees through a range of business cycles. Details of compensation for our named executive officers can be found in the tables beginning on page 48.

We seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers both for the achievement of short-term financial goals and the longer term goal of increasing total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Our named executive officers’ total compensation is comprised of a mix of base salary, annual short-term cash incentive (annual bonus) awards and long-term incentive awards that include cash performance awards, performance-based equity awards and time-vested restricted stock.

As described above, for our named executive officers, we attempt to reward sustained performance over time by emphasizing long-term incentive awards, which include both a cash component and an equity-based component. Although we strive to maintain consistency in our compensation philosophy and approach, our compensation elements are in general designed and operate to reduce or eliminate certain components of compensation during periods of reduced cash profitability and significantly lower stock prices. While the amount may differ, the components of each named executive officer’s compensation package are the same and are applied using the same methodology, which is described below. The elements of our executive compensation program were designed upon the following principles:

•	We compensate to reflect the overall performance of the Company in general;
•	We pay competitively in terms of type and amount of compensation as compared to other companies in our industry (as discussed below);
•	We compensate based upon the responsibilities, complexity and difficulty of an executive’s position during the applicable period;
•	A substantial portion of each executive’s total compensation should be variable or “at risk”;
•	The compensation program should incentivize executive officers to remain with us over the long term;
•	Components of compensation should be tied to increasing shareholder value;
•

The compensation program should incentivize executive officers to execute our business plan and our financial objectives consistent with our long-term strategy and should balance rewards for short-term and long-term performance; and

•	Annual performance that reflects the execution of our stated strategy should be rewarded.

D.	Participants in the Decision-Making Process

The following information summarizes responsibilities associated with the determination of our executive officer compensation program:

Compensation Committee (comprised of three independent directors until August 2012, when membership increased to four independent directors)

•     Determines program principles and philosophies;

•     Determines short-term incentive plan design, performance measures and goals;

•     Determines design of long-term incentive programs for executive officers;

•     Determines all compensation for the named executive officers including base salary, short-term incentive plan targets and actual awards, and long-term incentive plan targets and awards;

•     Reviews other officer compensation such as perquisites and benefits under broad-based benefit programs;

•     Considers all other arrangements, policies and practices related to our executive officer compensation program such as employment agreements, change in control arrangements, stock ownership policies and anti-hedging and anti-pledging policies;

•     Does not delegate any of its functions or authority to management with regard to compensation for the named executive officers; and

•     Has exclusive authority to retain and terminate any independent compensation consultant.

Meridian Compensation Partners, LLC (independent compensation consultant)

•     Performs work at the direction and under the supervision of the Compensation Committee;

•     Provides advice, research and analytical services on subjects such as trends in executive compensation, officer compensation program design, officer compensation levels, and non-employee director compensation;

•     Reviews and reports on Compensation Committee materials, participates in Compensation Committee meetings, and communicates with the Compensation Committee Chair between meetings; and

•     Provides no services to the Company other than those provided directly to or on behalf of the Committee.

Management

•     CEO recommends base salary, short-term incentive plan targets, and long-term incentive plan awards for executive officers other than himself;

•     CEO provides information on performance goals for the Compensation Committee consideration in structuring the short-term incentive plan and performance based cash and equity awards; and

•     CEO provides the Compensation Committee a performance assessment of each named executive officer.

E.	Components of the Compensation Committee Analysis

Set forth below are some of the components that impact the compensation decisions made by the Compensation Committee. These factors or components are not intended to be exhaustive.

Business Context

The Company is an international offshore energy company that provides specialty services to the offshore energy industry, with a focus on growing our well intervention and robotics businesses. We operate in a very cyclical industry because of volatility in demand and prices for oil and gas and therefore our services. We rely on our executive team to develop, maintain and execute our strategy over the long-term in order to build value for our shareholders through the up and down cycles of the industry. The skills, technical expertise, experience and personal qualities of the executives needed to successfully manage this type of business are currently in very high demand. We believe that our current mix of compensation is appropriate to attract and retain executives to implement our strategy of growing our well intervention and robotics businesses. However, in light of the transformation of the Company, the Compensation Committee throughout 2013 intends to continue to consider and evaluate the appropriateness of the overall compensation of our executive officers in light of our new and different business model.

Considerations Regarding Roles and Responsibilities

The roles and responsibilities of each named executive officer are taken into account in two distinct ways in determining compensation. First, the officer’s roles and responsibilities are considered by the Compensation Committee, as well as by its independent compensation consultant, when determining the applicable comparable position for inclusion in the peer group compensation information. Second, the Compensation Committee evaluates the responsibilities and the complexity of the applicable officer’s specific position to determine how such officer’s overall compensation, and mix of compensation, should differ from that of the other named executive officers.

Peer Group

For each year, including 2012, the Compensation Committee compares the total compensation for each position occupied by our executive officers to the compensation paid by companies in our peer group for similar positions. The Compensation Consultant provides the Compensation Committee with market data for this purpose; however, the market data is only used as a benchmark for reference. Generally, the Compensation Committee seeks to ensure compensation falls between the 25th and 75th percentiles of the market data for each individual, but individual positioning varies based on the individual’s role within the organization, their experience, and their contribution to the success of the organization.

The Compensation Committee’s independent consultant proposes companies to be included in the peer group. The Compensation Consultant may consult with management to ensure that the most appropriate companies are included therein. The Compensation Committee then reviews and approves the peer group, as it deems appropriate. The report of the Compensation Consultant with respect to 2012 compensation included proxy information on executive officer compensation programs of sixteen oil and gas companies or energy services companies of similar size, which we then considered our peer group companies. For fiscal 2012, the peer group for executive officer compensation consisted of the following companies:

ATP Oil & Gas Corp.	Atwood Oceanics, Inc.	Cameron International Corp.

Dril-Quip, Inc.	Energy XXI Ltd.	FMC Technologies, Inc.

Global Industries Ltd.	McDermott International, Inc.	Oceaneering International Inc.

Oil States International, Inc.	Petrofac Limited	Rowan Companies Inc.

Stone Energy Corp.	Superior Energy Services, Inc.	Tetra Technologies Inc.

W&T Offshore, Inc.

We believe these companies were appropriate for the purpose of our targeted compensation comparison for 2012 because such companies were our direct competitors and/or were companies that were likely competition for our executive talent, their executive officers often had similar positions to or responsibilities of the positions held by our executive officers, each of the companies was of a comparable size to us, and each such company was within our same general industry.

In August 2012, following a discussion with the Compensation Consultant, the Compensation Committee selected a new peer group that was more reflective of the Company’s strategy to dispose of its oil and gas business and focus on growing its well intervention and robotics services businesses. For fiscal 2013, the peer group for executive officer compensation consists of the following companies:

Atwood Oceanics, Inc.	Dril-Quip, Inc.	Gulfmark Offshore, Inc.

Hercules Offshore, Inc.	Hornbeck Offshore Services, Inc.	McDermott International Inc.

Oceaneering International Inc.	Oil States International, Inc.	Rowan Companies Inc.

Superior Energy Services, Inc.	Tetra Technologies Inc.	Tidewater, Inc.

Consideration of Risk

Our compensation programs are balanced and focused on the long term. Under this structure, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time. In addition, significant amounts of compensation are usually paid out over time, specifically the long-term incentive awards which vest over a three-year period (prior to 2012 long-term incentive awards vested over a five-year period). This provides incentives to manage the Company for the long term, while avoiding excessive risk-taking in the short term. Goals and objectives reflect a balanced mix of performance measures to avoid excessive weight on a single performance measure. Likewise, the elements of compensation are balanced among base salary, cash short-term bonus, long-term cash performance awards and long-term equity incentive awards. We have also determined that our current form of long-term incentive compensation is more appropriate than stock options to encourage management to take only the appropriate level of risk in order to create sustained shareholder value over the long-term.

Tax Considerations

The Compensation Committee and management consider the accounting and tax effects of various compensation elements when designing our annual compensation plans and making other compensation decisions. These considerations, however, are secondary to meeting the overall objectives of the executive compensation program.

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to the named executive officers unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations. Although the Compensation Committee may take into account the potential application of Section 162(m) to its compensation decisions, including the grant of long-term incentive compensation awards, it may approve compensation that exceeds the above-referenced limit in order to ensure competitive levels of compensation for our executive officers. As a result, certain compensation paid to the named executive officers may not be deductible by the Company for tax purposes. The Committee does not let deductibility drive its compensation decisions.

F.	Elements of our 2012 Compensation Program

Overview

During fiscal 2012, the primary elements of compensation earned by each of our executive officers, including our named executive officers, consisted of:

•	base salary;
•	a short-term incentive cash bonus;
•	long-term incentive compensation, in the form of a cash performance award;
•	long-term incentive compensation in the form of a performance unit award; and
•	long-term incentive compensation, in the form of restricted stock awards.

We use each element of compensation to satisfy one or more of our stated compensation objectives. The Committee’s goal is to achieve the appropriate balance between short-term cash rewards and long-term financial incentives for the achievement of both annual and long-term financial goals. To ensure appropriate linkage between our objectives and compensation levels, we periodically review the goals and the levels of each element of compensation.

Typically, the Compensation Committee reviews and approves each element of compensation separately, and, if necessary, makes adjustments to individual elements of compensation to achieve total compensation that is competitive with our peer group at the desired levels and that is deemed appropriate by the Compensation Committee for each named executive officer. In general, aggregate 2012 total compensation for our named executive officers approximated the 50th percentile of the peer group.

Base Salary Determination

In establishing base salaries for executive officers, including the named executive officers, the Compensation Committee considers a number of factors including the executive’s job responsibilities, individual contributions, level of experience, personal compensation history and peer company data. Base salary is generally set for our named executive officers at the regularly scheduled December meeting of our Compensation Committee in the preceding year. We believe that this, together with the other elements of our compensation program, provides appropriate compensation to each of our executive officers depending on his or her position, and gives us the opportunity to attract and retain talented managerial employees at the executive level. In December of 2011, the Compensation Committee approved base salary increases for each of the named executive officers other than Mr. Kratz, who recommended that he receive no increase in base salary, which the Compensation Committee independently evaluated and supported. The increases in salary were based on market data provided by the Compensation Consultant and the Committee’s assessment of the named executive officers’ respective roles. The increases were effective March 1, 2012.

The following sets forth the base salaries for 2012:

	2012 Base Salary	2011 Base Salary	Percent Increase

Owen Kratz(1)	$700,000	$700,000	0%
Anthony Tripodo	480,000	400,000	20%
Johnny Edwards	380,000	350,000	8.5%
Clifford Chamblee	380,000	350,000	8.5%
Alisa Johnson	360,000	350,000	2.8%

(1) Annual base salary for Mr. Kratz has remained unchanged since 2008.

Short-Term Incentive Cash Bonus Program

The annual incentive compensation plan includes a cash bonus designed to reward our employees, including our executive officers, for the achievement of certain goals in a given year. The bonus target for each executive officer is established in either the December meeting of the Compensation Committee in the prior year or during the Committee’s first meeting of the applicable year. The target bonus for each named executive officer is the maximum award that such individual may receive under the program (unless the Committee determines that extraordinary circumstances warrant otherwise) and payout is subject to the meeting the financial performance measures adopted by the Committee. The Committee adopted the following defined performance metrics for the 2012 short-term incentive cash bonus program:

CEO, CFO and GC

•     60% based on the achievement by the Company of certain EBITDAX[1] targets;

•     10% based on an absolute monetary increase in EBITDAX vs. 2011;

•     20% based on improvement in the Company’s net debt/cap ratio[2]; and

•     10% based on the maintenance of a greater than 10% return on capital[3].

EVP and COO (formerly EVP-Contracting Services) and former EVP–O&G

•     30% based on the achievement by the Company of certain EBITDAX targets;

•     30% based on the achievement by the officer’s respective business unit of certain EBITDAX targets;

•     10% based on an absolute monetary increase in EBITDAX vs. 2011;

•     20% based on improvement in the Company’s net debt/cap ratio; and

•     10% based on the maintenance of a greater than 10% return on capital.

The named executive officers had the opportunity to earn up to 125% of the EBITDAX and return on capital performance measures based upon achieving superior performance with respect to those measures; however in no event could an amount be earned greater than 100% of target unless the Compensation Committee concludes in its discretion that circumstances warrant exceeding the target bonus level. Bonuses are typically paid in March.

•	EBITDAX Measures

Set forth below are certain EBITDAX reference points for the Company overall, our contracting services business unit and ERT, that were approved by the Compensation Committee to evaluate performance with respect to this measure. The targets were based on a variety of factors including a percentage increase from the budget approved by the Board of Directors and market guidance in order to provide a “stretch” element for this measure.

1 EBITDAX (defined as income (loss) from continuing operations plus income taxes, net interest expense and other, depreciation, depletion and amortization expense and exploration expenses.

2 Net debt is calculated as the sum of financial debt less cash and equivalents on hand. Net debt to book capitalization is calculated by dividing net debt by the sum of net debt, convertible preferred stock and shareholders’ equity.

3 Return on capital employed is defined as pre-tax income from operations (excluding impairments, gains/losses on sale of assets, but including income/loss from equity investments) divided by average gross assets employed* (excluding cash).

Also included is the percentage payout for this performance measure upon achievement of a specific reference point.

		EBITDAX Reference Points (in millions)
Achievement of Target		Helix		Contracting Services*		ERT

		Metric	Actual	Metric	Actual	Metric	Actual

0%	<	$430		$170		$229

75%	≥	$430		$170		$229

100%	≥	$473		$189		$270	$356

125%	≥	$576	$600	$210	$260	$371

*Excludes the Company’s production facilities.

The Company overall and the contracting services business unit each exceeded the maximum reference point for this performance measure, which resulted in the achievement of 125% of the EBITDAX measure (or 75% of total bonus target) applicable to each of the named executive officers other than Mr. Edwards. ERT fell between the 100% and 125% reference points which resulted in the achievement of 121.287% of the EBITDAX measure (or 73.9% of total bonus target) applicable to Mr. Edwards.

•	Absolute Increase in 2012 EBITDAX as compared to 2011 EBITDAX Measure

This measure is a direct comparison of the 2012 EBITDAX of $600M to the 2011 EBITDAX of $669M. 2012 EBITDAX decreased as compared to 2011 EBITDAX, which resulted in the achievement of 0% of this measure which comprised 10% of the total bonus target for each of the named executive officers.

•	Improvement in Net Debt/Cap Ratio

This measure is a direct comparison of the 2012 net debt/cap ratio of 29% to the 2011 net debt/cap ratio of 30%. The one percent (1%) improvement in this ratio resulted in the achievement of 100% of this performance measure (or 20% of total bonus target) for each of the named executive officers.

•	Maintenance of a Greater than 10% Return on Capital

In the event return on capital was greater than 10%, the named executive officer would receive a range from 75% of this performance measure up to 125% if the return on capital was equal to or greater than 12.7%. Utilizing the above formula, return on capital for 2012 was 11.8%. The maintenance of a greater than 10% return on capital resulted in the achievement of 107.5% of this performance measure (or 10.8% of total bonus target).

Set forth below are the 2012 maximum bonuses that can be earned by and the actual bonus paid (in March 2013) to each named executive officer:

	Maximum	Actual

Owen Kratz	$1,400,000	$1,400,000
Anthony Tripodo	600,000	600,000
Johnny Edwards	575,000	575,000
Clifford Chamblee	575,000	575,000
Alisa Johnson	375,000	375,000

The amounts of the bonus targets are based on market data and are unchanged from the prior year.

2013 Short-Term Incentive Cash Bonus Program

Set forth below are the performance measures determined by the Compensation Committee for the 2013 Short-Term Incentive Cash Bonus Program for each of the named executive officers:

All Named Executive Officers	• 75% based on the achievement by the Company of certain EBITDA* targets; • 15% based on Company return on capital goals; and • 10% based on maintenance of CAPEX spending within Board approved levels.

*Defined as income (loss) from continuing operations plus income taxes, net interest expense and other, depreciation, depletion and amortization expense.

Long-Term Incentive Awards

The Compensation Committee believes that equity-based incentive awards provide a proprietary interest for the executive officers in the Company and that as a result, the economic interests of our executive officers are more closely aligned with those of our shareholders, and therefore, when combined with our long-term cash performance awards, provide proper incentives to avoid excessive risk while increasing long-term shareholder value. We also believe that such grants are an important retention tool with respect to our employees, including our named executive officers.

In addition to annual cash compensation, each executive officer receives a long-term incentive award. In determining the value of each named executive officer’s long-term incentive award, the Compensation Committee reviews the peer group data provided by the Compensation Consultant and the CEO’s recommendation regarding the long-term incentive award for each named executive officer and makes its determination at its December meeting.

Under the 2005 Plan, the Compensation Committee has the authority to grant a variety of awards including, stock awards (in the form of restricted stock awards, restricted stock units or performance awards), options, cash awards, and stock appreciation rights. Awards may be granted on certain other dates during the year including the start date of new employees (including any new executive officer), promotions of existing employees, and certain anniversary dates for non-employee directors. Under the 2005 Plan, our CEO has the power to grant stock options, stock appreciation awards and other stock awards with respect to not more than 200,000 shares per fiscal year as an inducement to hire prospective employees or to employees who receive promotions during the year, in each case who will not be officers of the Company subject to provisions of Section 16 of the Exchange Act.

As a result of changes to regulatory, tax and accounting treatment of certain types of long-term equity incentives as well as risk considerations, we currently believe that restricted stock and other equity-based awards are preferable to stock options. The equity based awards contain restrictions such that the executive officer must remain with the Company until the date of vesting, and any unvested award is forfeited if the executive officer terminates employment with the Company.

2012 Long-Term Incentive Awards

Prior to 2012, the long-term incentive award was comprised of a cash performance award and an equity award in the form of restricted stock, both vesting over a five-year period. The Compensation Committee reformulated the long-term incentive compensation granted to our executive officers in 2012 to increase the amount that was performance based and to increase the “stretch” incorporated in the payout targets. The performance element of these awards was enhanced by:

•	adding a performance unit award which is based on total shareholder return of the Company’s stock in comparison to its peers over the entire vesting period, and
•

modifying the previous cash performance awards to our executive officers to increase the floor by which the executive officers would receive any payout upon a vesting from 50% to 75% of the base stock price, and to add a 15% total shareholder return requirement for target payout.

The 2012 long-term incentive award to our executive officers consisted of: (i) 25% in a performance unit award; (ii) 50% in a cash performance award; and (iii) 25% in a time-vested restricted share award. The total value of the long-term incentive awards for each named executive officer was determined by the Compensation Committee in December 2011. At that time, the Compensation Committee determined that the total value of the long-term incentive award would be the same as 2011, except for Messrs. Edwards and Chamblee. Set forth below are the long-term incentive awards for each of the named executive officers granted in 2012.

	Long-Term Incentive Awards
	Performance Unit Award (25%)	Shares of Restricted Stock (25%)	Cash Performance Award (50%)	Total Value of LTI Award

Owen Kratz	47,468	47,468	$1,500,000	$3,000,000
Anthony Tripodo	23,734	23,734	750,000	1,500,000
Johnny Edwards	16,218	16,218	512,500	1,025,000
Clifford Chamblee	16,218	16,218	512,500	1,025,000
Alisa Johnson	16,614	16,614	525,000	1,050,000

2012 Performance Unit Award.

In January 2012, each named executive officer received a performance unit award. At that time, the performance unit award was new to our compensation program for our executive officers. Each unit represents the contingent right to receive one share of Company common stock. The performance unit award vests after a three-year period with the final number of shares issued based on the total shareholder return of the Company relative to its peers over the three-year period. The maximum number of shares that may be awarded is 200% of the target and the minimum is 0%. The total shareholder return (“TSR”) calculation for the performance unit award compares the Company’s total shareholder return against the total shareholder return of each company in the 2012 peer group.

The TSR formula is computed as the ending price – the beginning price + dividends (if any) / the beginning price with the beginning price being the average closing price of the last 20 trading days of 2011 and the ending price being the average closing price of the last 20 trading days of 2014.

The top and bottom performer of the peer group is excluded, and the remaining peers and the Company are grouped into quintiles. The quintiles and the respective amount of the performance unit award earned are set forth below:

Lowest quintile - 0% of target performance equity award earned

2nd to Bottom quintile - 50% of target performance equity award earned

Middle quintile - 100% of target performance equity award earned

Second highest quintile - 150% of target performance equity award earned

Highest quintile - 200% of target performance equity award earned

2012 Restricted Stock Awards

In January 2012, each named executive officer received a time-vested restricted stock award. The restricted stock awards vest over a three-year period in one-third increments on the anniversary of the date of grant.

2012 Cash Performance Awards

In January 2012, each executive officer received a long-term cash performance award under our 2009 Cash Incentive Plan. We adopted this plan in January 2009 to provide certain long-term cash based incentive compensation to eligible employees. Our executive officers, including the named executive officers, are granted cash performance awards, the amount of which to be paid out on any vesting date will depend upon the Company’s stock performance. The share-based cash awards, as determined by the Compensation Committee, are paid out based on the performance of our stock price over the applicable measurement period compared to a “base” stock price determined by the Compensation Committee on the date of the grant. The base price for the long-term incentive cash performance awards granted in 2012 was $18.42, 115% of the average closing price of the Company’s common stock over the last 20 trading days of 2011. The stock price measurement period to determine the annual payment for these share-based cash awards is the last 20 trading days of the year immediately prior to a vesting. Payment amounts are based on the calculated ratio of the average closing stock price during the measurement period over the base stock price. The maximum amount payable under these 2012 share-based cash performance awards is twice the original targeted award, and if the average closing price during the measurement period is less than 75% of the base price, no payout will be made at the applicable vesting date. The long-term incentive cash awards granted in 2012 vest 33%, 33% and 34%, respectively, per year over a three-year period beginning January 3, 2013, or upon such other events described in the award letters applicable to such awards. Payments under the 2009 Cash Incentive Plan are made each year on the anniversary date of the award provided that the recipient’s employment with the Company has not terminated. Future cash performance awards will be made under the 2005 Plan.

Example of Payout for 2012 Cash Incentive Award: If the target award is $3,000, the payout at 100% on each vesting date is $1,000. The cash payment due on the first of such vesting dates is set out below. The example includes the actual average closing price for the last twenty trading days of 2011, $16.02, and therefore a base stock price of $18.42, which is 115% of $16.02.

Assume Grant Vesting on Jan. 2013 Average Price	Potential Payout (%)	Potential Payout ($)
$36.84+	200%	$2,000.00
$32.24	175%	$1,750.00
$27.63	150%	$1,500.00
$18.42	100%	$1,000.00
$16.02	87%	$870.00
$13.82	75%	$750.00
Less than $13.82	0%	$0.00

Actual Payout of 2012 Cash Incentive Award

The Average Price for 2012 was $19.23, which resulted in a payout of 104.42% for the first vesting tranche of the 2012 Cash Incentive Award. Set forth below is the actual amount received by each named executive officer:

2012 Cash Incentive Award Payout

Owen Kratz	$516,875
Anthony Tripodo	$258,438
Johnny Edwards	$176,599
Clifford Chamblee	$176,599
Alisa Johnson	$180,906

Perquisites

Our named executive officers are not entitled to any benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our named executive officers.

Benefits

We offer a variety of health and welfare and retirement programs to all eligible employees. The executive officers are eligible for the same benefit programs on the same basis as the rest of our employees. Our health and welfare programs include medical, pharmacy, dental, vision, life insurance and accidental death and disability insurance. In addition, we offer a retirement program intended to supplement the employee’s personal savings and social security. The retirement program is our Helix Energy Solutions Group, Inc. Employees

Retirement Savings Plan, which is a 401(k) plan. With respect to all employees who participate in our 401(k) plan, the Company currently matches 50% of the employees’ pre-tax contributions up to 5% of the employees’ salary (including bonus) subject to contribution limits. All of our named executive officers participated in our 401(k) plan and received matching funds in 2012. Our health and insurance plans are the same for all employees. In general, our employees pay approximately 30% of the health insurance premium due.

G.	Severance and Change in Control Arrangements

We believe that the competitive marketplace for executive talent and our desire to retain our executive officers require us to provide our executive officers with certain severance benefits. In addition, we believe that the interests of our shareholders are served by having limited change in control benefits for executive officers who would be integral to the success of, and are most likely to be impacted by, a change of control. Each of our named executive officers with the exception of Messrs. Edwards and Chamblee executed amended and restated employment agreements with the Company in November 2008. Messrs. Edwards and Chamblee each executed employment agreements in connection with their promotion to an executive officer position subsequent to that date; in order to reflect evolving corporate governance standards, their agreements do not have “gross-up”, or excise tax protection provisions. Mr. Edwards’s employment agreement was amended in December 2012 to include a change in control of the Company’s oil and gas subsidiary, then the subject of a sales agreement, within the definition of “Change in Control.” The employment agreements contain severance benefits in the event the executive’s employment is terminated by the Company “Without Cause” or the executive terminates employment for “Good Reason,” as those terms are defined in the agreements. The employment agreements generally contain benefits payable to the executive officer if the executive officer terminates his or her employment for “Good Reason” or is terminated without “Cause” within a two-year period following a “Change in Control.” We believe the provision of these benefits to be reasonable and customary within our peer group. For more information regarding the severance and change in control benefits, please refer to Employment Agreements and Change in Control Provisions beginning on page 55. In February 2012, the Committee adopted a policy that prohibits any future employment agreements with executive officers from containing “single trigger” change in control provisions or “gross-up”, or excise tax protection, provisions.

H.	Stock Ownership Guidelines

We have implemented stock ownership guidelines for our Section 16 officers and non-employee directors (“Participants”). Participants have five years from the earlier of (i) the date of adoption of the guidelines or (ii) the date upon which they become subject to the guidelines to accumulate the equity necessary to comply with the guidelines. The forms of equity ownership that can be used to satisfy the guidelines include shares of Company common stock owned directly, shares of Company common stock owned indirectly (e.g. by a spouse or a trust) or time-vested restricted stock. The ownership guidelines are as follows:

•	Non-Employee Member of the Board of Directors – 5× annual cash retainer
•	President and CEO – 6× current base salary
•	Executive Vice Presidents – 3× current base salary
•	Senior Vice Presidents and Vice Presidents – 2× current base salary

The value of the Participants’ holdings is based on the average of the closing price of a share of the Company’s common stock for the previous calendar year. There are penalties for non-compliance and waivers may be made for certain hardship issues. Currently, each of our directors and executive officers is in compliance with the ownership guidelines, or with respect to our newly elected section 16 officers or newly appointed director, is in the process of coming into compliance as permitted by the guidelines.

I.	Anti-Hedging and Anti-Pledging Policy

The Company considers it inappropriate for any director, officer or employee to enter into speculative transactions in the Company’s securities. Therefore, we have a policy which prohibits the purchase or sale of puts, calls, or options based on the Company’s securities, or the short sale of Company securities. Directors, officers and employees are required to contact the legal department of the Company prior to engaging in any hedging or monetization transactions in which the stockholder continues to own the underlying security without the risks or rewards of ownership. Finally, directors, officers and other employees may not purchase the Company’s securities on margin or borrow against any account in which our securities are held.

Conclusion

We believe our overall compensation mix and levels currently are appropriate and provide a direct link to enhancing shareholder value, achieving our mission and business strategy, and advancing other core principles of our compensation philosophy and objectives, which include attracting, motivating and retaining the key talent needed to ensure the long-term success of the Company. However, the Compensation Committee recognizes that the sale of our former oil and gas subsidiary and pipelay assets will create a significant change to the organizational and capital structure of the Company and the Committee intends to review executive compensation in light of those changes when it regularly conducts its annual review of executive officer compensation.

EXECUTIVE OFFICERS OF THE COMPANY

The executive officers of Helix are as follows:

Name	Age	Position
Owen Kratz	58	President and Chief Executive Officer and Director
Anthony Tripodo	60	Executive Vice President and Chief Financial Officer
Clifford V. Chamblee	53	Executive Vice President and Chief Operating Officer
Alisa B. Johnson	55	Executive Vice President, General Counsel and Corporate Secretary

Owen Kratz is President and Chief Executive Officer of Helix. He was named Executive Chairman in October 2006 and served in that capacity until February 2008 when he resumed the position of President and Chief Executive Officer. He was appointed Chairman in May 1998 and served as the Company’s Chief Executive Officer from April 1997 until October 2006. Mr. Kratz served as President from 1993 until February 1999, and has served as a Director since 1990. He served as Chief Operating Officer from 1990 through 1997. Mr. Kratz joined Helix in 1984 and held various offshore positions, including saturation diving supervisor, and management responsibility for client relations, marketing and estimating. From 1982 to 1983, Mr. Kratz was the owner of an independent marine construction company operating in the Bay of Campeche. Prior to 1982, he was a superintendent for Santa Fe and various international diving companies, and a diver in the North Sea. Mr. Kratz has a Bachelor of Science degree from State University of New York (SUNY).

Anthony Tripodo was elected as Executive Vice President and Chief Financial Officer of Helix on June 25, 2008. Mr. Tripodo oversees the finance, treasury, accounting, tax, information technology and corporate planning functions. Mr. Tripodo was a director of Helix from February 2003 until June 2008. Prior to joining Helix, Mr. Tripodo was the Executive Vice President and Chief Financial Officer of Tesco Corporation. From 2003 through the end of 2006, he was a Managing Director of Arch Creek Advisors LLC, a Houston based investment banking firm. From 1997 to 2003, Mr. Tripodo was Executive Vice President of Veritas DGC, Inc., an international oilfield service company specializing in geophysical services, including serving as Executive Vice President, Chief Financial Officer and Treasurer of Veritas from 1997 to 2001. Previously, Mr. Tripodo served 16 years in various executive capacities with Baker Hughes, including serving as Chief Financial Officer of both the Baker Performance Chemicals and Baker Oil Tools divisions. Mr. Tripodo has served as a director of Geokinetics, Inc. since March 2010. He graduated Summa Cum Laude with a Bachelor of Arts degree from St. Thomas University (Miami).

Clifford V. Chamblee has been Executive Vice President and Chief Operating Officer of Helix since February 2013. He served as Executive Vice President-Contracting Services of Helix from May 2011 until February 2013. He joined the Company in its robotics subsidiary, Canyon Offshore, Inc. (Canyon), in 1997. Mr. Chamblee served as President of Canyon from 2006 until 2011. Prior to becoming President of Canyon, Mr. Chamblee held several positions with increasing responsibilities at Canyon managing the operations of the company including as Senior Vice President and Vice President Operations from 1997 until 2006. Mr. Chamblee has been involved in the robotics industry for over 32 years. From 1988 to 1997, Mr. Chamblee held various positions with Sonsub International, Inc., including Vice President Remote Systems, Marketing Manager and Operations Manager. From 1986 until 1988, he was Operations Manager and Superintendent for Helix (then known as Cal Dive). From 1981 until 1986, Mr. Chamblee held various positions for Oceaneering International/Jered, including ROV Superintendent and ROV Supervisor. Prior to 1981, he was an ROV Technician for Martech International.

Alisa B. Johnson joined the Company as Senior Vice President, General Counsel and Secretary of Helix in September 2006, and in November 2008 became Executive Vice President, General Counsel and Secretary of the Company. Ms. Johnson oversees the legal, human resources and contracts and insurance functions. Ms. Johnson has been involved with the energy industry for over 22 years. Prior to joining Helix, Ms. Johnson worked for Dynegy Inc. for nine years, at which company she held various legal positions of increasing responsibility, including Senior Vice President and Group General Counsel — Generation. From 1990 to 1997, Ms. Johnson held various legal positions at Destec Entergy, Inc. Prior to that Ms. Johnson was in private law practice. Ms. Johnson received her Bachelor of Arts degree Cum Laude from Rice University and her law degree Cum Laude from the University of Houston.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides a summary of the cash and non-cash compensation for the years ended December 31, 2010, December 31, 2011 and December 31, 2012, for each of the following named executive officers: (i) the Chief Executive Officer and the Chief Financial Officer, and (ii) each of the three most highly compensated executive officers of the Company during 2012 other than the Chief Executive Officer or Chief Financial Officer. The table may not reflect the actual compensation received by named executive officers for those periods. For example, amounts recorded in the stock awards and non-equity incentive plan compensation columns reflect the fair market value of the awards at the award date. The actual value of compensation realized by the named executive officer will likely vary from any targeted equity award or cash performance award due to stock price fluctuations and/or forfeitures.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)(3)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)

Owen Kratz, Chief Executive Officer and President	2012 2011 2010	$700,000 $700,000 $700,000	$0 $0 $295,000	$1,499,988 $1,068,320 $1,186,891	$2,900,000 $3,331,680 $1,813,100	$6,250 $6,125 $6,125	$5,106,238 $5,106,125 $4,001,116
Anthony Tripodo, Executive Vice President and Chief Financial Officer	2012 2011 2010	$464,615 $400,000 $400,000	$0 $0 $438,000	$749,994 $680,835 $514,262	$1,350,000 $1,419,165 $785,739	$6,250 $6,125 $6,125	$2,570,859 $2,506,125 $2,144,126
Johnny Edwards, Former Executive Vice President – Oil &Gas	2012 2011 2010	$374,231 $350,000 $350,000	$0 $0 $300,000	$512,488 $272,264 $118,687	$1,087,500 $702,736 $181,309	$6,250 $6,125 $6,125	$1,980,469 $1,331,125 $956,121
Clifford V. Chamblee, Executive Vice President – and Chief Operating Officer	2012 2011	$374,231 $296,826	$0 $0	$512,488 $348,753	$1,087,500 $801,250	$6,250 $6,125	$1,980,469 $1,452,954
Alisa B. Johnson, Executive Vice President and General Counsel	2012 2011 2010	$358,077 $350,000 $325,000	$0 $0 $273,750	$525,002 $476,738 $415,363	$900,000 $948,262 $634,640	$6,250 $6,125 $6,125	$1,789,329 $1,781,125 $1,654,878

(1)	2012 salary increases were effective March 4, 2012.

(2)	The bonus reflected for 2010 is based on that year’s performance but was actually paid in 2011.

(3)	In 2010, the short-term cash incentive bonus awarded by the Compensation Committee was discretionary and therefore was disclosed in this column pursuant to the disclosure requirements promulgated by the SEC. In 2011 and 2012, the Compensation Committee adopted plans with defined performance metrics and as a result, disclosure regarding the 2011 and 2012 Short-Term Incentive Cash Bonus Program is included in Non-Equity Incentive Plan Compensation. The amounts in the Bonus column were paid in March of the year after the year reflected.

(4)	The amounts shown in this column represent the grant date fair value of the restricted stock and performance unit award as calculated in accordance with the provisions of FASB ASC Topic 718. No stock options were granted by the Company in the years ended December 31, 2012, 2011 and 2010. The value ultimately realized by the named executive officer may or may not be equal to the FASB ASC Topic 718 determined value. See the “Grant of Plan-Based Awards” table below for details of the 2012, 2011 and 2010 stock awards and the related grant date fair market value.

(5)	For 2012 and 2011, the amounts shown in this column reflect the awards made under the Company’s Short-Term Incentive Cash Bonus Program and the long-term cash incentive award granted under our 2009 Cash Incentive Plan to each named executive officer. The 2012 awards made under the Company’s Short-Term Incentive Cash Bonus Program were paid in March 2013 as follows: Mr. Kratz, $1,400,000; Mr. Tripodo, $600,000; Mr. Edwards, $575,000; Mr. Chamblee, $575,000; and Ms. Johnson, $375,000. In January 2012, each executive officer received a long-term cash performance award under our 2009 Cash Incentive Plan. The cash incentive awards granted in January 2012, were as follows: Mr. Kratz, $1,500,000; Mr. Tripodo, $750,000; Mr. Edwards, $512,500; Mr. Chamblee, $512,500; and Ms. Johnson, $525,000. The awards vest 33%, 33% and 34%, respectively, per year for a three-year period beginning on the anniversary of the grant date. The base price for the cash awards in 2012 was $18.42. In January 2012, each of the named executive officers received the following amounts from the vesting of their 2011, 2010 and 2009 long-term cash performance awards: Mr. Kratz, $2,170,200; Mr. Tripodo, $935,050; and Ms. Johnson, $695,608. Mr. Edwards received $158,491 from his 2011 and 2010 grants and Mr. Chamblee received $59,765 from his 2010 grant. The 2011 awards made under the Company’s Short-Term Incentive Cash Bonus Program were paid in March 2012 as follows: Mr. Kratz, $1,400,000; Mr. Tripodo, $600,000; Mr. Edwards, $375,000; Mr. Chamblee, $375,000; and Ms. Johnson, $375,000. The cash incentive awards granted in January 2011 were as follows: Mr. Kratz, $1,931,680; Mr. Tripodo, $819,165; Mr. Edwards, $327,736; Mr. Chamblee, $426,250; and Ms. Johnson, $573,262. The awards vest 20% per year for a five-year period beginning on the anniversary of the grant date. The base price for the cash awards in 2011 was $12.77. The amounts reflected for 2010 are solely the cash incentive awards for 2010. The base price for the cash awards in 2010 was $11.67

(6)	The amounts in this column consist of matching contributions by the Company through its 401(k) plan. The Company’s Retirement Plan is a 401(k) retirement savings plan under which the Company currently matches 50% of employees’ pre-tax contributions up to 5% of salary (including bonus), subject to contribution limits.

Grant of Plan-Based Awards for Fiscal Year 2012

The following table sets forth certain information with respect to grants of plan-based during the fiscal year ended December 31, 2012 to each of our named executive officers:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(5)			All Other Stock Awards: Number of Shares of Stock (Restricted Stock) (6)	Grant Date Fair Value of Stock and Options Awarded(7)

		Threshold(3) ($)	Target or Opportunity ($)	Maximum(4) ($)	Threshold (#)	Target (#)	Maximum (#)
Owen Kratz	1/3/2012 1/12/2012	$0 $11,250,000	$1,400,000 $1,500,000	$1,400,000 $3,000,000	23,734	47,468	94,936	47,468	$749,994 $749,994
Anthony Tripodo	1/3/2012 1/12/2012	$0 $562,500	$600,000 $750,000	$600,000 $1,500,000	11,867	23,734	47,468	23,374	$374,997 $374,997
Clifford V. Chamblee	1/3/2012 1/12/2012	$0 $384,375	$575,000 $512,500	$575,000 $1,025,500	8,109	16,218	32,436	16,218	$256,244 $256,244
Alisa B. Johnson	1/3/2012 1/12/2012	$0 $393,750	$375,000 $525,000	$375,000 $1,050,000	8,307	16,614	33,228	16,614	$200,944 $200,944
Johnny Edwards(8)	1/3/2012 1/12/2012	$0 $384,375	$575,000 $512,500	$575,000 $1,025,500	8,109	16,218	32,436	16,218	$256,244 $256,244

(1)	The first row of this column shows the amount of cash payable to the named executive officers under our Short-Term Incentive Cash Bonus Program. For more information regarding our Short-Term Incentive Cash Bonus Program, including the performance targets used for 2012, see “Compensation Disclosure and Analysis - Short-Term Incentive Cash Bonus Program.”

(2)	The second row of this column shows the long-term cash performance award each executive officer received under our 2009 Cash Incentive Plan in January 2012. We adopted such plan in January 2009 to provide certain long-term cash based incentive compensation to eligible employees. Our executive officers, including the named executive officers, are granted cash awards the amount of which to be paid out on any payment date will fluctuate based upon the Company’s stock performance over the vesting period. The executive officers have the ability to earn up to two times the target award. The cash award vests annually in one-third increments over a three-year period on the anniversary of the date of grant. The cash awards are paid out based on the performance of the Company’s common stock over the annual vesting period compared to a “Base” stock price. The “Base” stock price is 115% of the average closing price of the Company’s common stock over the last 20 trading days of 2011, or $18.42. The “Base” stock price is compared to the “Average” stock price which is the average closing price of the Company’s common stock over the last 20 days of 2012, 2013 and 2014. Payment amounts are based on the calculated ratio of the “Average” stock price divided by the “Base” stock price.

(3)	For awards under the 2009 Cash Incentive Plan, if the average closing price during the measurement period is less than $13.70, no payout will be made at the applicable anniversary date. The threshold is the minimum payout for all three years below which no payout would be made.

(4)	100% of target is the maximum amount payable under our Short-Term Incentive Cash Bonus Program. For 2012 awards under the 2009 Cash Incentive Plan, payment amounts are based on the calculated ratio of the average closing stock price during the measurement period over $18.42. The maximum amount payable under these share-based cash performance awards is twice the target amount and is achieved if the average closing price of our common stock during the measurement period is greater than or equal to $36.84.

(5)

The amounts in these columns represent the estimated future amounts payable under the 2012 performance unit award. The performance unit award is subject to a three-year cliff vesting period ending on December 31, 2015. The number of shares received is contingent on the Company’s performance in total shareholder return relative to that of our 2012 peer group. The threshold amount represents the minimum amount received if the Company’s performance is in the 2nd to the bottom quintile. If the Company’s performance is in the bottom quintile no award will be received by the named executive officers. For more information regarding the performance unit awards, see “Compensation Discussion and Analysis – 2012 Long-Term Incentive Awards.”

(6)	This column shows the number of time-vested restricted shares granted in 2012 to the named executive officers under the 2005 Plan.

(7)	This column represents the grant date fair value of the time-vested restricted shares and performance unit awards.

(8)	In connection with his departure from the Company in March 2013, Mr. Edwards received $1,150,000 (his employment agreement provides for two times the target bonus amount to be paid upon a change in control), the performance units were vested at the maximum amount based on the Company’s total shareholder return as compared to the 2012 peer group, and the unvested restricted shares were accelerated.

The following table sets forth certain information with respect to the restricted stock granted during or for the fiscal year ended December 31, 2012, 2011 and 2010 to each of our named executive officers listed in the Summary Compensation Table, respectively.

Name	Grant Date	Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Market Value of Stock Awards ($)(3)

Owen Kratz, President and Chief Executive Officer	1/12/2012 1/3/2012	12/9/2011 12/9/2011	47,468(1) 47,468(2)	$ 749,994 $ 749,994
	1/3/2011	12/27/2010	88,000(2)	$1,068,320
	1/4/2010	12/10/2009	101,012(2)	$1,186,891

Anthony Tripodo, Executive Vice President and Chief Financial Officer	1/12/2012 1/3/2012 1/3/2011	12/9/2011 12/9/2011 12/27/2010	23,374(1) 23,374(2) 56,082(2)	$369,309 $369,309 $680,835
	1/4/2010	12/10/2009	43,767(2)	$514,262

Clifford V. Chamblee Executive Vice President and Chief Operating Officer	1/12/2012 1/3/2012	12/9/2011 12/9/2011	16,218(1) 16,218(2)	$256,244 $256,244
	5/11/2011	5/11/2011	21,608(2)	$348,753

Alisa B. Johnson, Executive Vice President and General Counsel	1/12/2012 1/3/2012 1/3/2011	12/9/2011 12/9/2011 12/27/2010	16,614(1) 16,614(2) 39,270(2)	$200,944 $200,944 $476,738
	1/4/2010	12/10/2009	35,350(2)	$415,363

Johnny Edwards, Executive Vice President – Oil & Gas(4)	1/12/2012 1/3/2012	12/09/2011 12/9/2011	16,218(1) 16,218(2)	$256,244 $256,244
	1/3/2011	12/27/2010	22,427(2)	$272,264
	1/4/2010	12/10/2009	10,101(2)	$118,687

(1)	This is the target number for the performance unit award granted to each named executive officer in 2012. These awards cliff vest after a three-year period and each of the named executive officers has the ability to earn up to 200% of the target award based on the Company’s total shareholder return in comparison to its 2012 peer group.

(2)	This is a time vested restricted stock award. The 2012 award vests 33%, 33% and 34%, respectively, per year for a three-year period beginning on the anniversary of the grant date. The 2011 and 2010 awards vest 20% per year for a five-year period beginning on the anniversary of the date of grant.
(3)	The January 12, 2012 and January 3, 2012 grants are valued based on the quoted closing market price of $15.80 per share of our common stock on December 31, 2011; the January 3, 2011, and January 4, 2010 grants are valued based on the quoted closing market price of $12.14 per share of our common stock on December 31, 2010, and $11.75 per share of our common stock on December 31, 2009, respectively. Mr. Chamblee’s award on May 11, 2011 was valued on the quoted closing market price of $16.14 per share of our common stock on May 11, 2011.
(4)	Mr. Edwards resigned as an executive officer effective March 8, 2013 in connection with the change in control of ERT, the Company’s former oil and gas subsidiary. Pursuant to his employment agreement and agreements governing his equity based awards, Mr. Edwards received 200% of the performance unit award target and the vesting of the unvested restricted share awards was accelerated.

Outstanding Equity Awards at December 31, 2012

The following table includes certain information with respect to the value at December 31, 2012 of all unvested restricted stock awards outstanding for each of the named executive officers.

Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (1)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(4)
	Exercisable	Unexercisable
Owen Kratz, President and Chief Executive Officer	-0-	-0-	N/A	N/A	14,458 28,916 60,608 70,400 47,468	(6) (7) (8) (9) (10)	$298,413 $596,826 $1,250,949 $1,453,056 $979,740	47,468	$979,740

Anthony Tripodo, Executive Vice President and Chief Financial Officer	-0-	-0-	N/A	N/A	14,100 12,530 26,261 44,866 23,734	(11) (12) (13) (14 (15)	$291,024 $258,619 $542,027 $926,034 $489,870	23,374	$482,439

Johnny Edwards, Executive Vice President – Oil & Gas	-0-	-0-	N/A	N/A	2,892 6,061 17,942 16,218	(16) (17) (18) (19)	$59,691 $125,099 $370,323 $334,740	16,218	$334,740

Clifford Chamblee, Executive Vice President and Chief Operating Officer	-0-	-0-	N/A	N/A	1,446 2,892 6,061 17,287 16,218	(20) (21) (22) (23) (24)	$29,845 $59,691 $125,099 $356,804 $334,740	16,218	$334,740

Alisa B. Johnson, Executive Vice President and General Counsel	-0-	-0-	N/A	N/A	4,579 9,157 21,210 31,416 16,614	(25) (26) (27) (28) (29)	$94,511 $189,000 $437,774 $648,426 $342,913	16,614	$342,913

(1)	No options were granted by the Company in 2012.
(2)	The numbers in this column represent unvested shares under time-vested restricted share awards.
(3)	The fair market value is calculated as the product of the closing price on the last business day of 2012, or $20.64 per share, and the number of unvested shares.

(4)	No dividends were paid with respect to any outstanding equity awards.
(5)	The numbers in this column represent the target number of shares for unvested performance unit awards.
(6)	Restricted shares granted on January 2, 2008 which vest 20% per year for a five-year period beginning on January 2, 2009.
(7)	Restricted shares granted on January 2, 2009 which vest 20% per year for a five-year period beginning on January 2, 2010.
(8)	Restricted shares granted on January 4, 2010 which vest 20% per year for a five-year period beginning on January 4, 2011.
(9)	Restricted shares granted on January 3, 2011 which vest 20% per year for a five-year period beginning on January 3, 2012.
(10)	Restricted shares granted on January 3, 2012 which vest 33%, 33% and 34%, respectively, for a three-year period beginning January 3, 2013.
(11)	Restricted shares granted on June 25, 2008 which vest 20% per year for a five-year period beginning on June 25, 2009.
(12)	Restricted shares granted on January 2, 2009 which vest 20% per year for a five-year period beginning on January 2, 2010.
(13)	Restricted shares granted on January 4, 2010 which vest 20% per year for a five-year period beginning on January 4, 2011.
(14)	Restricted shares granted on January 3, 2011 which vest 20% per year for a five-year period beginning on January 3, 2012.
(15)	Restricted shares granted on January 3, 2012 which vest 33%, 33% and 34%, respectively, for a three-year period beginning January 3, 2013.
(16)	Restricted shares granted on January 2, 2009 which vest 20% per year for a five-year period beginning on January 4, 2010.
(17)	Restricted shares granted on January 4, 2010 which vest 20% per year for a five-year period beginning on January 4, 2011.
(18)	Restricted shares granted on January 3, 2011 which vest 20% per year for a five-year period beginning on January 3, 2012.
(19)	Restricted shares granted on January 3, 2012 which vest 33%, 33% and 34%, respectively, for a three-year period beginning January 3, 2013.
(20)	Restricted shares granted on January 2, 2008 which vest 20% per year for a five-year period beginning on January 2, 2009.
(21)	Restricted shares granted on January 2, 2009 which vest 20% per year for a five-year period beginning on January 2, 2010.
(22)	Restricted shares granted on January 4, 2010 which vest 20% per year for a five-year period beginning on January 4, 2011.
(23)	Restricted shares granted on May 11, 2011 which vest 20% per year for a five-year period beginning on May 11, 2012.
(24)	Restricted shares granted on January 3, 2012 which vest 33%, 33% and 34%, respectively, for a three-year period beginning January 3, 2013.
(25)	Restricted shares granted on January 2, 2008 which vest 20% per year for a five-year period beginning on January 2, 2010.
(26)	Restricted shares granted on January 2, 2009 which vest 20% per year for a five-year period beginning on January 4, 2011.
(27)	Restricted shares granted on January 4, 2010 which vest 20% per year for a five-year period beginning on January 4, 2011.
(28)	Restricted shares granted on January 3, 2011 which vest 20% per year for a five-year period beginning on January 3, 2012.
(29)	Restricted shares granted on January 3, 2012 which vest 33%, 33% and 34%, respectively, for a three-year period beginning January 3, 2013.

Option Exercises and Stock Vested for Fiscal Year 2012

The following table includes certain information with respect to the options exercised by the named executive officers and with respect to restricted stock vesting for such executive officers during the year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)

Owen Kratz, President and Chief Executive Officer	-0-	-0-	84,634	$1,355,197
Anthony Tripodo, Executive Vice President and Chief Financial Officer	10,000	$107,246	40,334	$642,811
Johnny Edwards, Executive Vice President – Oil & Gas	-0-	-0-	27,078	$429,630
Clifford Chamblee, Executive Vice President – Contracting Services	-0-	-0-	11,146	$194,627
Alisa B. Johnson, Executive Vice President and General Counsel	-0-	-0-	25,497	$409,145

All Other Compensation

The following table includes certain information with respect to the other compensation received by the named executive officers during the years ended December 31, 2011, 2010 and 2009, respectively.

Name	Year	Company Contributions to Retirement and 401(k) Plans ($)(1)	Severance Payments / Accruals ($)	Total ($)

Owen Kratz, President and Chief Executive Officer	2012 2011 2010	$6,250 $6,125 $6,125	-0- -0- -0-	$6,250 $6,125 $6,125
Anthony Tripodo, Executive Vice President and Chief Financial Officer	2012 2011 2010	$6,250 $6,125 $6,125	-0- -0- -0-	$6,250 $6,125 $6,125
Johnny Edwards, Executive Vice President – Oil & Gas	2012 2011 2010	$6,250 $6,125	-0- -0-	$6,250 $6,125 $6,125
Clifford Chamblee, Executive Vice President – Contracting Services	2012 2011	$6,250 $6,125	-0-	$6,250 $6,125
Alisa B. Johnson, Executive Vice President and General Counsel	2012 2011 2010	$6,250 $6,125 $6,125	-0- -0- -0-	$6,250 $6,125 $6,125

(1)	The amounts in this column consist of matching contributions by the Company through its 401(k) plan. The Company’s Retirement Plan is a 401(k) retirement savings plan under which the Company currently matches 50% of employees’ pre-tax contributions up to 5% of salary (including bonus), subject to contribution limits which was equal to $6,250 for each of the named executive officers in 2012, and $6,125 in 2011 and 2010.

Employment Agreements and Change in Control Provisions

Each of our current executive officers have employment agreements with the Company. Mr. Edwards also had an employment agreement with the Company prior to his departure in March 2013. Our employment agreements are a component of our overall employment arrangements and as such have the same primary objectives as our compensation program - to attract and retain executive officers. Payments to be made to any executive officer under their employment agreement as a result of retirement, death, disability, termination for cause, involuntary termination without cause or upon a change in control are based on such executive officer’s employment agreement. We have historically entered into employment agreements with executive officers contemporaneously with either the executive officer’s initial hiring by us or his or her promotion to an executive officer position. The form of employment agreement contains provisions for the payments described below in order to provide a compensation package that will attract and retain the applicable executive officer. In order to provide consistency among the executive officers, we generally continue to use the same form for multiple years, however, more recently elected or appointed executive officers such as Mr. Chamblee (and Mr. Edwards prior to his departure) do not have a “gross up” provision in their employment agreement. The form was reviewed by our management, and by the Compensation Committee’s compensation consultant to determine whether the provisions contained therein were consistent with the employment agreements of our peer group. Although we believe that each company in our peer group understandably has different employment contracts from ours, including with respect to specific severance payment provisions, we believe key employment contract provisions covering our executive officers remain in line with market practice and provide terms designed to attract and retain such executive officers. The form of employment agreement is reviewed and approved by the Compensation Committee both for use as a form, and also with respect to the specific terms applicable to each of the executive officers.

Pursuant to his employment agreement, Mr. Kratz is entitled to receive a base annual salary, participate in the annual incentive compensation plan (cash bonus), participate in the long term incentive plan and participate in all incentive, bonus and other employee benefit plans made available to the Company’s executive officers. The other named executive officers’ employment agreements have similar terms involving salary, bonus and benefits (with amounts that vary due to their responsibilities).

The following information and table labeled “Estimated Payments Upon Termination or Change of Control” set forth the amount of payments to each of the named executive officers under certain circumstances and describe certain other provisions of their employment agreements. The following assumptions and general principles apply with respect to the following information and table:

•

The amounts shown with respect to any termination assume that the named executive officer was terminated on December 31, 2012, and therefore includes Mr. Edwards. Accordingly, the table reflects amounts payable, some of which are estimates based on available information, to the named executive officer upon the occurrence of a termination after a change in control.

•

Each of the named executive officers is entitled to receive amounts earned prior to his or her termination regardless of the manner in which the named executive officer is terminated. In addition, he or she would be entitled to receive any amounts accrued and vested under our retirement and savings programs. These amounts are not shown in the table or otherwise discussed.

Non-Compete Provision

Each executive officer’s employment agreement, provides, among other things, that during the term of the executive officer’s employment and for a period of one year after the termination of the executive officer’s employment with us for any reason, the executive officer shall not engage in a business which engages in the business of providing offshore energy construction services in the Gulf of Mexico or the oil and gas exploration and production business in the Gulf of Mexico or other fields in which the Company owns an interest. Each executive officer also agrees not to solicit any customers with whom he or she has had contact or any of our employees for a period of one year after the termination of such executive officer’s employment with us for any reason.

Termination for Cause or as a Result of Death, Disability or Retirement

Pursuant to the employment agreements between us and our named executive officers, if an executive officer is terminated by us for cause or the named executive officer resigns without “Good Reason”, as defined in the employment agreement, then such officer shall have no further rights under such agreement except to receive base salary for periods prior to the termination and unpaid cash bonus for the prior year. In the event of the death, disability or retirement of such executive officer, we are obligated to pay to the executive officer’s estate, or other designated party, the executive officer’s salary through the date of such termination plus any unpaid cash bonus for the previous year. The cash bonus for the year of such termination shall be paid in an amount equal to prorated portion of the bonus for the period prior to the date of termination. Any prorated bonus will be paid on the same date as the bonus is paid to the other participants (but no later than March 15 of the following year). In the event a named executive officer becomes disabled, such executive officer shall remain eligible to receive the compensation and benefits set forth in the employment agreement until his or her termination (a period of at least 6 months and up to 12 months).

Termination by Employee

In the event a named executive officer who has an employment agreement with the Company terminates his or her employment without “Good Reason”, upon 30 days written notice, the executive officer shall remain our employee for 30 days and shall remain subject to, and receive the benefit of the employment agreement during that time. In the event the named executive officer, terminates his or her employment with “Good Reason”, then the executive officer shall be entitled to receive an amount equal to the factor set forth below times such officer’s base salary for the year in which the termination occurs. With respect to each named executive officer other than Mr. Tripodo, all equity based incentive awards that would have vested in accordance with their terms within 12 months of the termination shall automatically vest. Mr. Tripodo is not entitled to any additional vesting of his equity based incentive awards. The executive is also entitled to receive any unpaid cash bonus for the preceding year paid no later than March 15 of the year of termination and the full amount of his or her target bonus for the year of the termination to be paid at the same time bonuses are paid to the other participants, but no later than March 15 of the following year. The salary multiple for each named executive officer is set forth below:

Owen Kratz -	2 times
Anthony Tripodo -	2 times
Alisa B. Johnson -	1 times
Johnny Edwards -	1 times
Cliff Chamblee -	1 times

Involuntary Termination by the Company

In the event we terminate the employment of a named executive officer who has an employment agreement with the Company for any other reason (other than for cause or upon the death, disability or retirement of the named executive officer), then the named executive officer shall be entitled to receive an amount equal to the factor set forth below times such officer’s base salary for the year in which the termination occurs. With respect to each named executive officer other than Mr. Tripodo, all equity based incentive awards that would have vested in accordance with its terms within 12 months of the termination shall automatically vest. Mr. Tripodo is not entitled to any additional vesting of his equity based incentive awards. The executive also is entitled to receive any unpaid cash bonus for the preceding year paid no later than March 15 of the year of termination and the full amount of his or her target bonus for the year of the termination to be paid at the same time bonuses are paid to the other participants, but no later than March 15 of the following year. The multiple for each executive officer is set forth below:

Owen Kratz -	2 times
Anthony Tripodo -	2 times
Alisa B. Johnson -	1 times
Johnny Edwards -	1 times
Cliff Chamblee -	1 times

In addition, in the event of the termination of any named executive officer for any reason, including involuntary termination, the Compensation Committee has the discretion to determine the amount and timing of any severance payments and benefits that will be offered to the named executive officer. In making such determination, the Committee takes into consideration the terms of the employment agreement, if any, of the named executive officer. The determination has historically been based in part on the executive officer’s rights under his employment agreement as well as any other factors the Compensation Committee deems to be relevant. Moreover, such determination would depend on a variety of circumstances and factors that cannot be anticipated. The Compensation Committee has been deliberative in the evaluation and determination of severance benefits currently included in the named executive officers’ employment agreements and any deviation therefrom is intended to be rare.

Change in Control Provision

With respect to each named executive officer except Mr. Tripodo, pursuant to the terms of their employment agreement, if the named executive officer terminates his or her employment for “Good Reason” or is terminated by us without “Cause” within a two-year period following a “Change in Control,” in addition to amounts due and payable at the time of such termination, (i) the executive officer is entitled to receive a lump sum payment in an amount equal to the multiple set forth below times such executive’s aggregate annual cash compensation defined as his or her current salary plus cash bonus target; (ii) all options and restricted stock and other equity based awards held by such officer under the 2005 Plan and its predecessor, our 1995 Plan, would immediately vest; and (iii) the executive officer is entitled to receive a lump sum payment equal to the cost of continuation of health coverage under COBRA for eighteen months. For Messrs. Kratz and Tripodo and Ms. Johnson, the agreements provide that if any payment to the named executive officer will be subject to any excise tax under Internal Revenue Code Section 4999, a “gross-up” payment would be made to place the officer in the same net after-tax position as would have been the case if no excise tax had been payable. The agreement for Mr. Chamblee does not contain any “gross up” protections with respect to excise tax (Mr. Edwards’ employment agreement also did not contain any “gross up protections”.) Mr. Tripodo would receive the same benefits described above upon a “Change in Control” whether or not his employment is terminated.

Owen Kratz -	2.99 times
Anthony Tripodo -	2 times
Johnny Edwards -	2 times
Cliff Chamblee -	2 times
Alisa B. Johnson -	2 times

For purposes of the employment agreements, “Change in Control” is defined as one person or group acquiring stock that gives such person or group control of more than 50% of the value or voting power of the Company, during any 12-month period any person or group obtaining 45 percent of the voting power of the Company or a majority of the Board is replaced by persons not endorsed by a majority of the existing Board, or a change in ownership of a substantial portion of the assets of the Company. “Cause” means embezzlement or theft, breach of a material provision of the employment agreement, any act constituting a felony or otherwise involving theft, fraud, gross dishonesty or moral turpitude, negligence or willful misconduct, any breach of the executive officer’s fiduciary obligations, a material violation of our policies or procedures or any chemical dependence which adversely affects the performance of the executive officer. “Good Reason” means the material diminution of the executive officer’s base salary, material diminution of his or her authority, duties or responsibilities, a material change in the executive officer’s reporting relationship, material change in the geographic location at which the executive officer must perform his or her duties, or any action that would constitute a material breach of the employment agreement by the Company. In connection with the sale of ERT, Mr. Edwards’ employment agreement was amended to modify the definition of “Change in Control” from a change in control of the Company to also include a change in control of ERT.

Potential Payments upon Certain Events Including Termination after a Change in Control

If a Change in Control had occurred within three months of the end of 2012 or their employment had been terminated on December 31, 2012 for other reasons, the named executive officers would have been eligible to receive the payments set forth below.

	O. Kratz	A. Tripodo	J. Edwards	C. Chamblee	A. Johnson
Normal and Early Retirement
2012 annual cash incentive compensation	$1,400,000	$600,000	$575,000	$575,000	$375,000

Total	$1,400,000	$600,000	$575,000	$575,000	$375,000

Death
2012 annual cash incentive compensation	$1,400,000	$600,000	$575,000	$575,000	$375,000

Total	$1,400,000	$600,000	$575,000	$575,000	$375,000

Disability(1)
2012 annual cash incentive compensation	$1,400,000	$600,000	$575,000	$575,000	$375,000

Total	$1,400,000	$600,000	$575,000	$575,000	$375,000

Termination for cause or resignation without good reason
Amount Received	$-0-	$-0-	$-0-	$-0-	$-0-

Total	$-0-	$-0-	$-0-	$-0-	$-0-

Involuntary termination without cause
2012 annual cash incentive compensation	$1,400,000	$600,000	$575,000	$575,000	$375,000
Multiple of base salary	1,400,000	960,000	380,000	380,000	360,000
Acceleration vesting of restricted stock(2)	1,703,626	-0-	305,534	302,148	611,357
Accelerated Cash Performance Award(3)	2,687,074	-0-	335,090	364,691	876,496

Total	$7,190,700	$1,560,000	$1,595,624	$1,621,839	$2,222,853

Termination by Executive for Good Reason
2012 annual cash incentive compensation	$1,400,000	$600,000	$575,000	$575,000	$375,000
Multiple of base salary	1,400,000	960,000	380,000	380,000	360,000
Accelerated vesting of restricted stock(2)	1,703,626	-0-	305,534	302,148	611,357
Accelerated Cash Performance Award(3)	2,687,074	-0-	335,090	364,691	876,496

Total	$7,190,700	$1,560,000	$1,595,624	$1,621,839	$2,222,853

Change in control
Cash severance payment	$-0-	$2,160,000	$-0-	$-0-	$-0-
Accelerated vesting of restricted stock(2)	4,578,984	2,507,574	889,852	906,179	1,712,625
Accelerated Cash Performance Award(3)	7,652,467	3,397,943	1,103,997	1,094,073	2,488,472
Accelerated Performance Unit Award(4)	1,959,479	979,740	669,479	669,479	685,826
COBRA Coverage	-0-	18,966	-0-	-0-	-0-
Excise tax gross up	-0-	2,521,851	-0-	-0-	-0-

Total	$14,190,930	$11,586,074	$2,663,328	$2,669,731	$4,886,923

Change in control with involuntary termination without cause or by executive for good reason
Cash severance payment	$6,279,000	$2,160,000	$1,450,000	$1,450,000	$1,450,000
Accelerated vesting of restricted stock(2)	4,578,984	2,507,574	889,852	906,179	1,712,625
Accelerated Cash Performance Award(3)	7,652,467	3,397,943	1,103,997	1,094,073	2,488,472
Accelerated Performance Unit Award(4)	1,959,479	979,740	669,479	669,479	685,826
COBRA Coverage	24,125	18,966	18,966	24,125	24,125
Excise tax gross up	5,895,603	2,521,851	-0-	-0-	1,702,779

Total	$26,389,658	$11,586,074	$4,132,294	$4,143,856	$8,063,827

(1)	Named executive officers would continue to earn their base salary plus receive benefits for six months after becoming disabled prior to being terminated. Assuming notice of termination occurs on December 31, 2012, the named executive officer would have already received his or her base salary for such period.

(2)	Based upon the closing price of our stock on December 31, 2012, equal to $20.64 per share.

(3)	Upon an involuntary termination without cause or a termination by executive for good reason, the executive is entitled to the portion of Cash Performance Award that would vest within one year from the date of termination calculated using the average of the closing price of the Company’s common stock for the 20 days prior to the occurrence of the termination (30 days with respect to the 2009 award). The Cash Performance Award agreement provides for vesting of 100% of the target amount (or remaining portion thereof) upon the occurrence of a change in control calculated using the average of the closing price of the Company’s common stock for the 20 days prior to the occurrence of the change in control (30 days with respect to the 2009 award).

(4)	The Performance Unit Award agreement provides for vesting of 100% of the target amount upon the occurrence of a change in control based on the total shareholder return calculation of the Company and its 2012 peer group. The Company was the top performer at the end of 2012; accordingly, the Performance Units would have been issued at 200% of target.

Mr. Edwards’s Separation from the Company

The following table describes severance payments and other benefits to Mr. Edwards in connection with his termination of employment in March 2013.

Severance Payments(1)

Separation Payment(2)	$1,910,000

Accelerated vesting of Cash Opportunity Awards(3)	$1,003,577

Accelerated vesting of 32,436 Performance Units(4)	$753,813

Welfare benefits continuation(5)	$18,966

Lapse of forfeiture restrictions 29,756 shares(6)	$691,539

Total	$4,377,895

(1)	These amounts were paid in connection with the change in control of ERT, and Mr. Edwards’s termination following the change in control.
(2)	Consists of two times Mr. Edwards’s salary and bonus target at the time of termination.
(3)	Per the terms of the Cash Opportunity Awards, the value was calculated using the average of the last 20 days closing price of the Company’s common stock prior to the date of termination.
(4)	Value was calculated using the closing price of the Company’s common stock on March 7, 2013, i.e., $23.24.
(5)	Represents 18 months of COBRA benefits continuation.
(6)	The value of the accelerated vesting resulting from the lapse of forfeiture restrictions based on the closing price of the Company’s shares on March 7, 2013, i.e., $23.24.

PROPOSAL 2:

APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE 2012 COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS’ COMPENSATION

The Company is providing our shareholders with an advisory, non-binding vote on the executive compensation of the named executive officers (commonly referred to as “say on pay”). As described in detail under the Compensation Discussion and Analysis section of this Proxy Statement, our compensation programs are designed to achieve the Company’s goal of attracting, developing and retaining executive officers who can develop and execute our business strategy in a way that maximizes value for our shareholders through the market and business fluctuations of a cyclical industry. Shareholders are encouraged to read the CD&A, the accompanying compensation tables, and the related narrative disclosure to better understand the compensation of our named executive officers. In deciding how to vote on this proposal, the board urges you to consider the following factors, which are more fully described in the CD&A:

•	In 2012, we delivered strong financial results.

•	We have amended our compensation programs to contain a large component of at risk compensation of our named executive officers; and

•	Over the last several years, we have implemented executive compensation and corporate governance modifications to more closely align our executives with our shareholders.

Accordingly, the board recommends the shareholders approve the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the 2012 compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis section, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement.

This vote is non-binding. The Board of Directors expects to take the outcome of the vote into account when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

The board recommends that you vote “FOR” the approval of the non-binding, advisory vote of the 2012 compensation of our named executive officers.

Vote Required

The vote on our executive compensation is advisory and non-binding. However, the board will consider shareholders to have approved our executive compensation if the proposal receives the affirmative “FOR” vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the proposal.

PROPOSAL 3:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has served as our independent registered public accounting firm providing auditing and financial services in 2012 and has acted as such since their engagement in fiscal year 2002, and will continue to provide such services during fiscal year 2013. Our Audit Committee has the authority to retain, oversee, evaluate and terminate the independent registered public accounting firm. Pursuant to such authority, the Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, as auditors to examine the financial statements of the Company for the fiscal year ending December 31, 2013, and to perform other appropriate accounting services.

Although our By-laws do not require that shareholders ratify the appointment of Ernst & Young LLP as the outside auditors, the board has determined to submit the selection for ratification by the shareholders. If the shareholders do not ratify the appointment of Ernst & Young LLP, the adverse vote will be considered as a direction to the Audit Committee to select other auditors for the next fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year ending December 31, 2013, will be permitted to stand unless the Audit Committee finds other reasons for making a change. It is understood that even if the selection of Ernst & Young LLP is ratified, the Audit Committee, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of the Company and the shareholders.

We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Fees for professional services (in thousands) provided by our independent registered public accounting firm in each of the last two fiscal years in each of the following categories were:

	2012	2011

Audit Fees(1)	$2,357	$2,782
Audit-Related Fees(2)	463	2
Tax Fees(3)	164	168
All Other Fees	-	-

Total	$2,984	$2,952

(1)	Audit fees include fees related to the following services: the annual consolidated financial statement audit (including required quarterly reviews), subsidiary audits, audit of internal controls over financial reporting, and consultations relating to the audit or quarterly reviews.
(2)	Audit-related fees included consultations concerning financial accounting and reporting matters not required by statute or regulation. The increase in audit related fees in 2012 were fees relating to the sale of ERT; certain of these fees were reimbursed to the Company by the purchaser of ERT.
(3)	For 2012, fees primarily related to fees primarily related to tax compliance work in Egypt, India, Singapore, and Norway and tax planning. For 2011, fees primarily related to tax compliance work in India, Singapore, China, and tax planning.

The Audit Committee considers whether the provision of the foregoing services is compatible with maintaining the auditor’s independence and has concluded that the foregoing non-audit services and non-audit-related services did not adversely affect the independence of Ernst & Young LLP.

Board of Directors Recommendation

The board recommends that you vote “FOR” each of the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm set forth in this Proposal 3.

Vote Required

The ratification of Ernst & Young LLP requires the affirmative vote of holders of a majority of the shares of common stock present or represented and voting at the Annual Meeting.

OTHER INFORMATION

Expenses of Solicitation

The cost of this proxy solicitation will be borne by the Company. It is expected that the solicitation will be primarily by mail, telephone and facsimile. The Company has arranged for Okapi Partners, LLC, 437 Madison Ave., 28th Floor, New York, New York 10022, to solicit proxies for a fee of $7,500 plus out-of-pocket expenses. Proxies may also be solicited personally by directors, officers, and other employees of the Company in the ordinary course of business and at nominal cost. Proxy materials will be provided for distribution through brokers, custodians, and other nominees or fiduciaries to owners of ordinary shares. The Company expects to reimburse such parties for their reasonable out-of-pocket expenses incurred in connection therewith.

Proposals and Director Nominations for 2014 Shareholders Meeting

In order for a shareholder proposal (other than for the nomination of directors) to be considered for inclusion in our proxy statement for the 2014 annual meeting, the written proposal must be received by the Corporate Secretary at our offices no later than November 28, 2013. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. The persons designated in the proxy card will be granted discretionary authority with respect to any shareholder proposal not submitted to us timely.

With respect to shareholder nominations of directors, a shareholder may propose director candidates for consideration by the board’s Corporate Governance and Nominating Committee. Any such recommendations should include the nominee’s name and qualifications for board membership and should be directed to the Corporate Secretary at the address of our principal executive offices set forth below. In addition, our By-laws permit shareholders to propose business to be considered and to nominate directors for election by the shareholders. To propose business to be considered or to nominate a director, the shareholder must deliver a notice to the Corporate Secretary setting forth the business or the name of the nominee and all information required to be disclosed in solicitations of proxies or otherwise required pursuant to Regulation 14A under the Exchange Act together with such person’s written consent to serve as a director if elected. The shareholder providing such proposal or nomination must provide his or her name and address and the class and number of voting securities held by such shareholder. Such shareholder must be a shareholder of record on the day the nomination notice is delivered to us and be eligible to vote for the election of directors at the Annual Meeting of Shareholders. In addition, the shareholder must give timely notice to our Corporate Secretary no later than February 5, 2014. A copy of the By-laws is available from the Corporate Secretary.

All submissions to, or requests from, the Corporate Secretary should be made to our principal executive offices at 400 North Sam Houston Parkway East, Suite 400, Houston, Texas 77060.

Other

Some broker, bank and other nominee record holders of our stock may be participating in the practice of “householding.” This means that only one copy of our annual report and proxy statement will be sent to shareholders who share the same last name and address. Householding is designed to reduce duplicate mailings and save significant printing and postage costs. If you receive a household mailing this year and would like to receive additional copies of our annual report or proxy statement, please submit your request in writing to the address set forth below.

Our 2012 Annual Report on Form 10-K, including financial statements, is available to shareholders of record as of March 11, 2012, together with this proxy statement.

WE WILL FURNISH TO SHAREHOLDERS WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT (INCLUDING THE ANNUAL REPORT ON FORM 10-K) FOR THE FISCAL YEAR ENDED DECEMBER 31, 2012, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UPON RECEIPT OF WRITTEN REQUEST ADDRESSED TO: CORPORATE SECRETARY, HELIX ENERGY SOLUTIONS GROUP, INC., 400 NORTH SAM HOUSTON PARKWAY EAST, SUITE 400, HOUSTON, TEXAS 77060 OR BY CALLING 1 (888) 345-2347 AND ASKING FOR THE CORPORATE SECRETARY.

The Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will vote on that business in accordance with their best judgment.

By Order of the Board of Directors

Alisa B. Johnson
Corporate Secretary
Helix Energy Solutions Group, Inc.

400 North Sam Houston Parkway East, Suite 400

Houston, Texas 77060-3500

Phone (281) 618-0400

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

MAY 7, 2012

400 North Sam Houston Parkway East

Houston, Texas 77060

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
:	INTERNET/MOBILE – www.eproxy.com/hlx
Use the Internet to vote your proxy until 12:00 noon (Central Daylight Time) on May 6, 2013.

(	PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 noon (Central Daylight Time) on May 6, 2013.

*	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

ò  Please detach here  ò

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3.
1. To elect three “Class I” directors of the	01. Owen Kratz	☐ FOR all “Class I”	☐ WITHHOLD
Company with terms expiring in 2016:	02. John V. Lovoi	nominees (except as	AUTHORITY
	03. Jan Rask	indicated below)	from ALL nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Approval, on a non-binding advisory basis, of the 2012 compensation of our named executive officers.		☐ For	☐ Against	☐ Abstain

3. Ratification of the selection of Ernst & Young LLP as independent registered public accounting firm for the fiscal year 2013.		☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE CLASS I DIRECTORS INDICATED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND IN THE PROXY HOLDER’S DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF. ABSTENTIONS WILL BE COUNTED TOWARD THE EXISTENCE OF A QUORUM.

Address Change? Mark box, sign, and indicate changes below: ☐			Date

Signature(s) in Box

Please sign exactly as the name appears on this proxy. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

HELIX ENERGY SOLUTIONS GROUP, INC.

ANNUAL MEETING OF SHAREHOLDERS

MAY 7, 2013

The Greenspoint Club

The Oak Room

16925 Northchase Drive

Houston, TX 77060

Helix Energy Solutions Group, Inc. 400 North Sam Houston Parkway East, Suite 400 Houston, TX 77060	proxy

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting on May 7, 2013.

The undersigned, having duly received the Notice of Annual Meeting of Shareholders and the Proxy Statement, dated March 28, 2013, hereby appoints Anthony Tripodo and Alisa B. Johnson as Proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all common shares of Helix Energy Solutions Group, Inc. held of record by the undersigned on March 11, 2013 at the 2013 Annual Meeting of Stockholders to be held on May 7, 2013 at 10:00 a.m. at The Greenspoint Club in the Oak Room, 16925 Northchase Drive, Houston, TX 77060, and any adjournments thereof.

See reverse for voting instructions.